UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☐                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

Trimble Navigation Limited
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

TRIMBLE NAVIGATION LIMITED

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

MAY 1, 2012

TO THE SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (“Annual Meeting”) of Trimble Navigation Limited (the “Company”) will be held at 945 Stewart Drive, Sunnyvale, California 94085 in the Orion Conference Room, on Tuesday, May 1, 2012, at 5:30 p.m. local time, for the following purposes:

1.	To elect directors to serve for the ensuing year and until their successors are elected.

2.	To approve an amendment to the Company’s Amended and Restated 2002 Stock Plan to increase the number of shares authorized for issuance from 20,000,000 to 28,900,000.

3.	To approve an amendment to the Company’s Amended and Restated Employee Stock Purchase Plan to increase the number of shares authorized for issuance from 15,500,000 to 19,500,000.

4.	To hold an advisory vote on compensation for our Named Executive Officers.

5.	To ratify the appointment of Ernst & Young LLP as the independent auditor of the Company for the current fiscal year ending December 28, 2012.

The foregoing items of business are more fully described in the Proxy Statement accompanying this notice. Only shareholders of record at the close of business on March 2, 2012, will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

All shareholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the meeting, you are urged to vote via the Internet or by telephone or, if you requested to receive printed proxy materials, by mailing a proxy, in accordance with the detailed instructions on your proxy card. Any shareholder attending the meeting may vote in person even if such shareholder previously voted via the Internet, by telephone or by returning a proxy.

We have decided to use the U.S. Securities and Exchange Commission’s “notice and access” rules that allow companies to furnish proxy materials to their shareholders primarily over the Internet. This means most of our shareholders will receive only a notice containing instructions on how to access the proxy materials over the Internet and vote online. We believe that this process should expedite shareholders’ receipt of proxy materials, lower the costs of our Annual Meeting, and help reduce the environmental impact of our Annual Meeting.

On approximately March 16, 2012, we mailed to our shareholders (other than those who previously requested electronic or paper delivery) a notice of internet availability of proxy materials (“Notice”) containing instructions on how to access our proxy materials, including our proxy statement and our annual report. The Notice also included instructions on how to receive a paper copy of our Annual Meeting materials, including the notice of Annual

Meeting, proxy statement and proxy card. If you received your Annual Meeting materials by mail, the notice of Annual Meeting, proxy statement, and proxy card from our Board of Directors were enclosed. If you received your Annual Meeting materials via e-mail, the e-mail contained voting instructions and links to the annual report and the proxy statement on the Internet, which are both available at [http://investor.trimble.com/annuals.cfm].

Sunnyvale, California March 16, 2012	For the Board of Directors, Ulf J. Johansson Chairman of the Board

TRIMBLE NAVIGATION LIMITED

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

May 1, 2012

The enclosed proxy is solicited on behalf of the board of directors (“Board of Directors”) of Trimble Navigation Limited, a California corporation (the “Company”), for use at the Company’s annual meeting of shareholders (“Annual Meeting”), to be held at 945 Stewart Drive, Sunnyvale, California 94085 in the Orion Conference Room, on Tuesday, May 1, 2012, at 5:30 p.m. local time, and at any adjournment(s) or postponement(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting.

The Company’s principal executive offices are located at 935 Stewart Drive, Sunnyvale, California, 94085. The telephone number at that address is (408) 481-8000.

A copy of the Company’s annual report on Form 10-K may be obtained by sending a written request to the Company’s Investor Relations Department at 935 Stewart Drive, Sunnyvale, California, 94085. Full copies of the Company’s annual report on Form 10-K for the 2011 fiscal year, and proxy statement, each as filed with the Securities and Exchange Commission (“SEC”) are available via the Internet at the Company’s web site at http://investor.trimble.com/annuals.cfm.

Shareholders may obtain directions to attend the Annual Meeting by contacting the Company by phone at 1-408-481-8000.

General directions to the Annual Meeting are as follows:

From San Francisco:

Take U.S. Route 101 South toward San Jose; take exit 394 for Lawrence Expressway south. Turn right on east Duane Ave. Turn left at the traffic signal onto Stewart Drive and proceed to 945 Stewart Drive.

From San Jose:

Take U.S. Route 101 North to Lawrence Expressway. Take exit 394 for Lawrence Expressway south. Turn right on east Duane Ave. Turn left at the traffic signal onto Stewart Drive and proceed to 945 Stewart Drive.

INTERNET AVAILABILITY OF PROXY MATERIALS

Under the “notice and access” rules adopted by the SEC, we are furnishing proxy materials to our shareholders primarily via the Internet, instead of mailing printed copies of those materials to each shareholder. As a result, on or about March 16, 2012, we mailed our shareholders a notice of internet availability of proxy materials (“Notice”) containing instructions on how to access our proxy materials, including our proxy statement and our annual report. The Notice also instructs you on how to access your proxy card to vote through the Internet or by telephone. The Notice is not a proxy card and cannot be used to vote your shares.

This process is designed to expedite shareholders’ receipt of proxy materials, lower the cost of the annual meeting, and help minimize the environmental impact of the annual meeting. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

INFORMATION CONCERNING SOLICITATION AND VOTING

Record Date and Shares Outstanding

Shareholders of record at the close of business on March 2, 2012 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. At the Record Date, the Company had issued and outstanding 124,738,365 shares of common stock, without par value (“Common Stock”).

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company (Attention: Corporate Secretary) a written notice of revocation or a duly executed proxy bearing a later date (including a proxy by telephone or over the Internet) or by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Voting

Each share of Common Stock outstanding on the Record Date is entitled to one vote on all matters, and shareholders may cumulate such votes in the election of directors, as described below. An automated system administered by the Company’s agent tabulates the votes.

Abstentions and broker non-votes are each included in the determination of the number of shares present and voting at the Annual Meeting and the presence or absence of a quorum. The required quorum is a majority of the shares outstanding on the Record Date. Abstentions and broker non-votes have no effect on Item I (Election of Directors). In the case of each of the other items, abstentions and broker non-votes have no effect on determining whether the affirmative vote constitutes a majority of the shares present and voting at the Annual Meeting in person or by proxy. Approval of these other items also requires the affirmative vote of a majority of the shares necessary to constitute a quorum, however, and therefore abstentions and broker non-votes could prevent the approval of these other items because they do not count as affirmative votes.

A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular item because the nominee does not have discretionary voting power with respect to that item and has not received instructions with respect to that item from the beneficial owner, despite voting on at least one other item for which it does have discretionary authority or for which it has received instructions. If your shares are held by your broker, bank or other agent as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or other agent to vote your shares. If you do not give instructions, under the rules that govern brokers who are record owners of shares that are held in street name for the beneficial owners of the shares, brokers who do not receive voting instructions from their clients have the discretion to vote uninstructed shares on routine matters but have no discretion to vote them on non-routine matters. Items I, II, III and IV are non-routine matters. Item V is a routine matter.

Voting via the Internet or by Telephone

Shareholders may vote by submitting proxies electronically either via the Internet or by telephone or, if they request paper copies of the proxy materials, they may complete and submit a paper version of the proxy card. Please note that there are separate arrangements for voting via the Internet and by telephone depending on whether shares are registered in the Company’s stock records directly in a shareholder’s name or whether shares are held in the name of a brokerage firm or bank. Detailed electronic voting instructions can be found on the Notice mailed to each shareholder.

In order to allow individual shareholders to vote their shares and to confirm that their instructions have been properly recorded, the Internet and telephone voting procedures have been designed to authenticate each shareholder’s identity. Shareholders voting via the Internet should be aware that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies that will be borne solely by the individual shareholder.

Voting in Person

Registered Shareholders

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Co., Inc., you are considered to be the registered shareholder with respect to those shares. A Notice for registered shareholders was mailed directly to you by our mailing agent, Broadridge Investor Communications, Inc. Registered shareholders have the right to vote in person at the meeting.

Beneficial Shareholders

If your shares are held in a brokerage account or by another nominee, you are considered to be a beneficial shareholder of those shares. A Notice for beneficial shareholders was forwarded to you together with voting instructions. In order to vote in person at the annual meeting, beneficial shareholders must obtain a “legal proxy” from the broker, trustee or nominee that holds their shares. Without a legal proxy, beneficial owners will not be allowed to vote in person at the Annual Meeting.

Solicitation of Proxies

The entire cost of this proxy solicitation will be borne by the Company. The Company has retained the services of Morrow & Co. to solicit proxies, for which services the Company has agreed to pay approximately $6,500. In addition, the Company will also reimburse certain out-of-pocket expenses in connection with such proxy solicitation. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by certain of the Company’s directors, officers, and regular employees, without additional compensation, personally or by telephone, or facsimile.

Deadline for Receipt of Shareholder Proposals for 2013 Annual Meeting

Shareholders are entitled to present proposals for action at future shareholder meetings of the Company if they comply with the requirements of the appropriate proxy rules and regulations promulgated by the SEC.

Proposals of shareholders which are intended to be considered for inclusion in the Company’s proxy statement and form of proxy related to the Company’s 2013 Annual Meeting of Shareholders must be received by the Company at its principal executive offices (Attn: Corporate Secretary - Shareholder Proposals, Trimble Navigation Limited at 935 Stewart Drive, Sunnyvale, California 94085) no later than November 16, 2012. Shareholders interested in submitting such a proposal are advised to retain knowledgeable legal counsel with regard to the detailed requirements of the applicable securities laws. The timely submission of a shareholder proposal to the Company does not guarantee that it will be included in the Company’s applicable proxy statement.

If the Company is not notified at its principal executive offices of a shareholder proposal at least 45 days prior to the one year anniversary of the mailing of the Notice, which is January 30, 2013, then such proposal shall be deemed “untimely” and, therefore, the proxy holders for the Company’s

2013 Annual Meeting of Shareholders will have the discretionary authority to vote against any such shareholder proposal if it is properly raised at such annual meeting, even though such shareholder proposal is not discussed in the Company’s proxy statement related to that shareholder meeting.

The proxy card attached or enclosed with this proxy statement, to be used in connection with the 2012 Annual Meeting, grants the proxy holder discretionary authority to vote on any matter otherwise properly raised at such Annual Meeting. The Company presently intends to use a similar form of proxy card for next year’s Annual Meeting of Shareholders.

************************************

ITEM I

ELECTION OF DIRECTORS

Nominees

A board of nine directors is to be elected at the Annual Meeting. The Board of Directors of the Company has authorized the nomination at the Annual Meeting of the persons named below as candidates. All nominees currently serve on the Board of Directors. The Board of Directors waived the recommended retirement age for re-election as a Director with respect to Dr. Parkinson because of his unique qualifications, the value of his experience with the Company, and his ability to continue to serve the Company. Each of the directors, except for Mr. Berglund, are independent directors as defined by Rule 5605(a)(2) of the Nasdaq Stock Market (“Nasdaq”) Marketplace Rules. Each of the director nominees listed below, except for Mr. Nersesian, who joined the Board effective November 9, 2011, was elected to be a director at the Company’s 2011 Annual Meeting. Mr. Nersesian was initially identified as a potential nominee by a third-party search firm and, following a process by the Nominating Committee, was recommended for appointment to the Board of Directors.

The names of the nominees and certain information about them, as of the Record Date, are set forth below:

Name of Nominee	Age	Principal Occupation	Director Since

Steven W. Berglund	60	President and Chief Executive Officer of the Company	1999

John B. Goodrich (1) (3) (4)	70	Business Consultant	1981

William Hart (1) (2) (3)	71	Venture Capital Investor and Business Consultant	1984

Merit E. Janow (4)	53	Professor, Columbia University	2008

Ulf J. Johansson (3)	66	Business Consultant	1999

Ronald S. Nersesian	52	Executive Vice President and Chief Operating Officer, Agilent Technologies, Inc.	2011

Bradford W. Parkinson (2)(3)	77	Executive Consultant, and Professor (Emeritus), Stanford University	1984

Mark S. Peek (2)	54	Co-President and Chief Financial Officer, VMware, Inc.	2010

Nickolas W. Vande Steeg (1) (2)	69	Venture Capital Investor and Business Consultant	2003

(1)	Member of the Compensation Committee
(2)	Member of the Audit Committee
(3)	Member of the Nominating Committee
(4)	Member of the Governance Committee

Steven W. Berglund has served as president and chief executive officer of Trimble since March 1999. Prior to joining Trimble, Mr. Berglund was president of Spectra Precision, a group within Spectra Physics AB. Mr. Berglund’s business experience includes a variety of senior leadership positions with Spectra Physics, and manufacturing and planning roles at Varian Associates. Mr. Berglund began his career as a process engineer at Eastman Kodak. He attended the University of

Oslo and the University of Minnesota where he received a B.S. in chemical engineering. Mr. Berglund received his M.B.A. from the University of Rochester. Mr. Berglund is a member of the board of directors of the Silicon Valley Leadership Group and a member of the board of trustees of World Educational Services.

Mr. Berglund is qualified to serve as director of the Company because of his intimate knowledge and understanding of the Company’s business and operations, resulting from his service as director and president and chief executive officer of the Company since 1999. In addition, Mr. Berglund brings to the Board of Directors extensive industry experience.

John B. Goodrich has served as a director of the Company since January 1981. Since 2002, Mr. Goodrich has served as a business consultant. From 2004 to 2009, Mr. Goodrich also served as the chief executive officer of MaxSP Corporation, an information technology services company. Mr. Goodrich retired from the law firm of Wilson Sonsini Goodrich & Rosati, where he practiced corporate, federal tax, securities and intellectual property law from 1970 until 2002. Mr. Goodrich currently serves on the board of directors of Tessera Technologies, Inc., a developer of semiconductor packaging technology and advanced optical and imaging technology, as well as the Fogarty Institute for Innovation. Mr. Goodrich owns and operates the Tonini Farm and Cattle Company in San Luis Obispo and has advised beef marketing companies in the Northwest. Mr. Goodrich has a variety of business and legal experience working with technology-based companies. Mr. Goodrich received a B.A. degree from Stanford University in 1963, a J.D. from the University of Southern California in 1966, and an L.L.M. in Taxation from New York University in 1970.

Mr. Goodrich is qualified to serve as director of the Company because he brings over four decades of experience as a business and legal advisor to high technology companies in Silicon Valley, as well as experience as an executive officer and director of several companies in the high technology industry. In addition, Mr. Goodrich has extensive knowledge and understanding of the Company’s business and operations, resulting from his 30 years of service as director of the Company.

William Hart has served as a director of the Company since December 1984. Mr. Hart is an advisor to early-stage technology and financial services companies. Mr. Hart retired from Technology Partners, a Silicon Valley venture capital firm, in 2001. As the founder and managing partner of Technology Partners, he led the firm for 21 years. Mr. Hart was previously a senior officer and director of Cresap, McCormick and Paget, management consultants, and held positions in field marketing and manufacturing planning with IBM Corporation. Mr. Hart has served on the boards of directors of numerous public and privately held technology companies. In addition, Mr. Hart has served as the chief financial officer of a venture capital investment company, and as acting chief financial officer of several early-stage venture companies. Mr. Hart received a Bachelor of Management Engineering degree from Rensselaer Polytechnic Institute in 1965 and an M.B.A. from the Amos Tuck School of Business at Dartmouth College in 1967.

Mr. Hart is qualified to serve as director of the Company because of his considerable strategic and financial expertise drawn from over two decades of experience as managing partner at a venture capital firm as well as his experience as acting chief financial officer at several venture companies. Mr. Hart also has extensive knowledge of the Company’s business and operations, having served as a director of the Company since 1984.

Merit E. Janow was appointed to the Board of Directors in 2008. Professor Janow has been a professor at Columbia University’s School of International and Public Affairs (SIPA) since 1994.

Professor Janow teaches advanced courses in international trade, World Trade Organization (WTO) law, and comparative antitrust at Columbia Law School, and international economic policy at SIPA. Ms. Janow is also director of the program in International Finance & Economic Policy. Ms. Janow has published numerous articles and several books on international trade and economic matters. Professor Janow has had several periods of public service: she served as one of seven members of the WTO’s Appellate Body from 2003-2007, she served as the Executive Director of an international antitrust advisory committee to the attorney general from 1997-2000, and Deputy Assistant U.S. Trade Representative for Japan and China from 1990-1993. In May 2005, Professor Janow was elected to the board of directors of the Nasdaq Stock Market, Inc. She now serves on the board of directors of the Nasdaq Exchange LLC and the Boston and Philadelphia Exchanges of the Nasdaq OMX Group. In 2006, she joined the board of Rockefeller Financial Co., an investment management firm. Since 2001, Professor Janow has served on the board of directors of a cluster of the American Funds family comprising the Capital Income Builder (CIB) Fund and the World Growth and Income (WGI) Fund and New Economy Fund (NEF). In 2007, she joined the board of another fund cluster of the American Funds family, the American Funds Insurance Series (AFIS), the American Fund Target Date Retirement Fund (AFTD) and Fixed Income (FI) Fund. Professor Janow holds a B.A. in Asian Studies from the University of Michigan and a J.D. from Columbia Law School.

Professor Janow is qualified to serve as director of the Company based on her extensive knowledge and experience in international trade and economics, which provide valuable insight to the Company given the global nature of its business. Professor Janow also brings to the Board of Directors significant investment management expertise through her experience serving on the boards of several mutual funds.

Ulf J. Johansson was appointed chairman of the board in 2007, and has served as a director of the Company since December 1999. Dr. Johansson is a Swedish national with a distinguished career in communications technology. Dr. Johansson currently serves on the board of directors of Telefon AB LM Ericsson, a telecommunications company, and as chairman of Acando AB, a management and IT consultancy company. From 1990 to 2005, Dr. Johansson served as chairman of Europolitan Vodafone AB, a GSM mobile telephone operator in Sweden. From 1998 to 2005, Dr. Johansson served on the board of directors of Novo Nordisk A/S, a Danish pharmaceutical/life science company, and in 2005 he became chairman of its majority owners, the Novo Nordisk Foundation and Novo A/S. Dr. Johansson also currently serves on the boards of directors of several privately held companies. During 1998-2003 Dr. Johansson served as chairman of the University Board of Royal Institute of Technology in Stockholm and formerly also served as president and chief executive officer of Spectra-Physics AB, and executive vice president at Ericsson Radio Systems AB. Dr. Johansson received a Master of Science in Electrical Engineering, and a Doctor of Technology (Communication Theory) from the Royal Institute of Technology in Sweden.

Dr. Johansson is qualified to serve as director of the Company because of his significant industry knowledge and experience resulting from his service on the boards of several telecommunications companies. In addition, Dr. Johansson has considerable knowledge of the Company’s business and operations, having served as a member of the Board of Directors since 1999.

Ronald S. Nersesian was appointed to the Board of Directors in November 2011. Mr. Nersesian has served as executive vice president and chief operating officer of Agilent Technologies since November 2011. From March 2009 to November 2011, Mr. Nersesian served as president of Agilent’s Electronic Measurement group (EMG), and from February 2005 to March 2009, he served as the Vice President and General Manager of the Wireless Business Unit of the Electronics Measurement Group. Mr. Nersesian began his career in 1982 with Computer Sciences Corporation as a systems engineer for satellite communications systems. In 1984, he joined Hewlett-Packard’s New Jersey Division, and from 1987 through 1996 served in various management roles in the division, including marketing manager. In 1996, Nersesian joined LeCroy Corporation as vice president of worldwide marketing and corporate officer. He subsequently took on other senior management roles, including senior vice president and general manager of the company’s digital storage oscilloscope business. Mr. Nersesian rejoined Agilent in 2002 as vice president and general manager of the company’s Design Validation Division. Mr. Nersesian holds a bachelor’s degree in electrical engineering from Lehigh University and an MBA from New York University, Stern School of Business.

Mr. Nersesian is qualified to serve as director of the Company because of his strong business operational experience with technology companies and management expertise developed over three decades. This breadth of experience includes his current position as executive vice president and chief operating officer of Agilent Technologies. Mr. Nersesian has extensive experience in managing and growing international technology enterprises, which is directly relevant and valuable to the Company.

Bradford W. Parkinson has served as a director of the Company since 1984. Currently, Dr. Parkinson is the Edward C. Wells Endowed Chair professor (emeritus) at Stanford University and has been a Professor of Aeronautics and Astronautics at Stanford University since 1984. He was the original program director (1972) and chief architect of the global positioning system (“GPS”). He personally led the advocacy, definition, development, launch, and test of GPS from 1972 to 1978, and remains involved with providing guidance for the future development and direction of GPS in the United States. While on a leave of absence from Stanford University, Dr. Parkinson served as the Company’s president and chief executive officer from August 1998 through March 1999, while the Company searched for a chief executive officer. From 1980 to 1984 he was group vice president and general manager for Intermetrics, Inc. where he directed five divisions. In 2003, he was awarded the Draper Prize by the National Academy of Engineering (“NAE”) for the development of GPS. He is a member of the National Council of the NAE, and serves on a number of National advisory committees for the GPS System. Dr. Parkinson received a B.S. degree from the U.S. Naval Academy in 1957, an M.S. degree in Aeronautics/Astronautics Engineering from Massachusetts Institute of Technology in 1961 and a Ph.D. in Astronautics Engineering from Stanford University in 1966.

Dr. Parkinson is qualified to serve as director of the Company because of his extensive technical background and industry experience in GPS technology as its chief architect. In addition to his board service and executive management experience, Dr. Parkinson brings considerable industry insight to the Board of Directors as a current member of several national advisory committees on GPS technology. The Board of Directors also values Dr. Parkinson’s extensive knowledge of the Company’s business and operations because of his service as director of the Company since 1984.

Mark S. Peek was appointed to the Board of Directors on March 9, 2010. In January 2011, Mr. Peek was named co-president and chief financial officer of VMware, Inc., a provider of business infrastructure virtualization solutions. From 2007 to January 2011, Mr. Peek served as chief financial officer of VMware, Inc. From 2000 to 2007, Mr. Peek was senior vice president and chief accounting officer at Amazon.com. Prior to joining Amazon.com, Mr. Peek spent 19 years at Deloitte, the last ten years as a partner. Mr. Peek currently serves on the board of directors of Workday, Inc., a privately held enterprise business services company. Mr. Peek received a B.S. in accounting and international finance from Minnesota State University.

Mr. Peek is qualified to serve as director of the Company because of his strong background and years of experience in accounting and financial management, including his current position as chief financial officer at VMware, Inc., and his past service as chief accounting officer at Amazon.com. In addition, Mr. Peek brings key financial expertise gained through his 19 years of experience at Deloitte.

Nickolas W. Vande Steeg was appointed vice chairman in 2007, and has served as a director of the Company since 2003. In 2010, Mr. Vande Steeg became a partner in McAdams Advisory Partners, a firm specializing in corporate restructuring. Mr. Vande Steeg served as president and chief operating officer of Parker Hannifin Corporation until March 2007, where he began his career in 1971. Mr. Vande Steeg currently serves on the boards of directors of Wabtec Corporation, a supplier of products and services to the rail transportation industry, and Azusa Pacific University. Mr. Vande Steeg began his career at Deere & Company serving as an industrial engineer and industrial relations manager from 1965 to 1970. Mr. Vande Steeg received his B.S. in Industrial Technology from the University of California, Irvine in 1968 and an M.B.A. from Pepperdine University in Malibu, California in 1985.

Mr. Vande Steeg is qualified to serve as director of the Company because he brings valuable operational and strategic expertise through his experience serving as president and chief operating officer of Parker Hannifin Corporation. In addition, Mr. Vande Steeg has considerable knowledge of the Company’s business and operations, resulting from his service as a director of the Company since 2003.

Vote Required

The nine nominees receiving the highest number of affirmative votes of the shares entitled to be voted shall be elected as directors. Every shareholder voting for the election of directors may cumulate such shareholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by the shareholder as of the Record Date, or distribute such shareholder’s votes on the same principle among as many candidates as the shareholder may select, provided that votes cannot be cast for more than the number of directors to be elected. However, no shareholder shall be entitled to cumulate votes unless the candidate’s name has been placed in nomination prior to the voting and the shareholder, or any other shareholder, has given notice at the meeting prior to the voting of the intention to cumulate the shareholder’s votes. Abstentions and broker non-votes will be counted only for purposes of determining whether a quorum is present, but they will not be taken into account in determining the outcome of the election of directors.

Unless otherwise directed, the proxy holders will vote the proxies received by them for the nine nominees named above. In the event that any such nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will ensure the election of as many of the nominees listed above as possible. In such event, the specific nominees to be voted for will be determined by the proxy holders. As of the date of this proxy statement, the Board of Directors has no reason to believe that any nominee will be unable or will decline to serve as a director. The directors elected will hold office until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified.

Recommendation of the Board of Directors

The Board of Directors recommends that shareholders vote FOR the election of the above-named persons to the Board of Directors of the Company.

***********************************

ITEM II

APPROVAL OF AMENDMENTS

TO THE AMENDED AND RESTATED 2002 STOCK PLAN

The Board of Directors is seeking shareholder approval of amendments to the Amended and Restated 2002 Stock Plan (“2002 Stock Plan”) that will increase the number of shares of Common Stock available for issuance thereunder by 8,900,000 shares, for an aggregate of 28,900,000 shares.

The 2002 Stock Plan was originally adopted by the Board of Directors in March 2002 and approved by the shareholders in May 2002. In May 2004, the shareholders approved an increase in the number of shares of Common Stock reserved for issuance under the 2002 Stock Plan to 4,500,000 shares plus any shares reserved but unissued under the Company’s 1993 Stock Option Plan (the “1993 Plan”) together with any shares subsequently returned to the 1993 Plan as the result of the termination of any options originally granted under the 1993 Plan. In May 2005, the shareholders approved an amendment to the 2002 Stock Plan to allow the granting of stock awards, in addition to the grant of stock options previously permitted to be granted under the plan. In May 2006, the shareholders approved an amendment to the 2002 Stock Plan that increased the number of shares available for issuance under the plan up to an aggregate of 12,000,000 shares.

In May 2009, the shareholders approved an amendment to the 2002 Stock Plan to increase the number of shares of Common Stock available for issuance up to an aggregate of 20,000,000 shares and approve the material terms of stock awards intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

As of January 1, 2012, options to purchase an aggregate of 9,673,018 shares, having an average exercise price of $27.67 per share and expiring from June 21, 2012 to March 25, 2020, were outstanding; 1,123,730 shares were outstanding under restricted stock unit awards; and 3,124,101 shares remained available for future grant of options and awards under the 2002 Stock Plan.

Given the number of shares currently available for grant under the 2002 Stock Plan and the Company’s anticipated executive, managerial and technical hiring needs and expectations, the Board of Directors believes that the increase in the number of shares under the 2002 Stock Plan is necessary in order for the Company to be competitive in the marketplace.

The Board of Directors approved an amendment to the 2002 Stock Plan in January 2012, subject to shareholder approval, to increase the number of shares available for grant of stock options and stock awards under the plan by 8,900,000 shares, for an aggregate of 28,900,000 shares. The use of stock options and stock awards as equity incentives in hiring, retaining and motivating the most talented people within the available human resource pool has been critical to the Company’s past overall growth and success by encouraging and motivating high levels of performance from its employees and consultants.

The proposed amendment to the 2002 Stock Plan reflects the Company’s philosophy that stock incentives are an important and meaningful component of employee compensation, which enables the Company to attract the best available candidates and to ensure that its experienced and qualified employees, the Company’s most significant asset, are appropriately recognized, rewarded, and are encouraged to stay with the Company and help it grow, thereby increasing shareholder value.

The Board of Directors believes that the proposed amendment is in the best interests of the Company, its shareholders, and its employees and at the Annual Meeting, the shareholders are being asked to approve the proposed amendment to increase the number of shares of common stock available for issuance under the 2002 Stock Plan by 8,900,000 shares, for an aggregate of 28,900,000 shares. In the event that such shareholder approval is not obtained, then the 2002 Stock Plan will remain in place as in effect prior to the proposed amendment.

The essential features of the 2002 Stock Plan are summarized below. This summary does not purport to be a complete description of all the provisions of the 2002 Stock Plan, and is subject to and qualified in its entirety by reference to the complete text of the 2002 Stock Plan, a copy of which is attached to this Proxy Statement as Appendix B.

General

The purpose of the 2002 Stock Plan is to help the Company attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to the Company’s employees, directors and consultants and the employees and consultants of the Company’s parent and subsidiary companies and to promote the success of the Company’s business. Options granted under the 2002 Stock Plan may be either incentive stock options or nonstatutory stock options. In addition, the 2002 Stock Plan also allows the granting of stock awards, performance-based awards, dividend equivalents, restricted stock units, or stock appreciation rights, either in connection with an option grant or as stand-alone awards.

Administration

The 2002 Stock Plan may generally be administered by the Board of Directors or a designated committee (the “Administrator”). A designated committee may be comprised entirely of individuals who meet the qualification referred to in Section 162(m) of the Code or Rule 16b-3 under the Securities Exchange Act of 1934. Consistent with the terms of the 2002 Stock Plan, the Administrator may make any determinations deemed necessary or advisable for the 2002 Stock Plan. The Administrator’s decisions will be final and binding on all participants under the 2002 Stock Plan.

Eligibility

Nonstatutory stock options and stock awards may be granted to the Company’s employees, directors and consultants and to employees and consultants of any of the Company’s parent or subsidiary companies. Incentive stock options may be granted only to the Company’s employees and to employees of any of the Company’s parent or subsidiary companies. The Administrator, in its discretion, but subject to the terms of the 2002 Stock Plan, selects which of the Company’s employees, directors and consultants to whom options or awards may be granted, the time or times at which such options or awards shall be granted, and the exercise or purchase price, number of shares and other terms and conditions subject to each such grant.

Shares Subject to Awards

Subject to adjustment upon the occurrence of certain changes in capitalization, the maximum aggregate number of shares that may be awarded or optioned and delivered under the 2002 Stock Plan is 20,000,000 shares. The Board of Directors has amended the 2002 Stock Plan, subject to shareholder approval, to increase the maximum aggregate number of shares that may be issued under the 2002 Stock Plan to 28,900,000, plus (a) any shares which were reserved but not issued under the 1993 Plan, and (b) any shares returned to the 1993 Plan as a result of termination of options granted under the 1993 Plan; provided, however, that the maximum aggregate number of shares that may be issued pursuant to the exercise of incentive stock options shall in no event exceed 28,900,000 shares.

Any shares that are subject to options or stock appreciation rights shall be counted against this limit as one (1) share for every one (1) share granted. Any shares that are subject to any Awards other than options or stock appreciation rights or other awards for which awardees pay full value (as determined on the date of the grant) shall be counted against this limit as 1.69 shares for every one (1) share granted.

The shares may be authorized, but unissued, or reacquired Common Stock, all of which shares may be granted as stock options restricted stock awards, restricted stock units, or stock appreciation rights. The closing price of one share of Common Stock as of March 2, 2012 was $49.47.

Terms of Options and Awards

Each option or award under the 2002 Stock Plan is evidenced by an agreement between the Company and the optionee or awardee, as applicable, and is subject to the following terms and conditions, but other specific terms may vary:

(a)    Exercise Price of Options. The Administrator determines the exercise price of options at the time the options are granted. The exercise price of options may not be less than 100% of the fair market value of Common Stock on the date such option is granted. However, the exercise price of an incentive stock option granted to a holder of holder of more than ten percent (10%) of the total combined voting power of all classes of the Company’s shares may not be less than 110% of the fair market value on the date such option is granted. The fair market value of Common Stock is generally determined with reference to the closing sale price for the Common Stock (or the closing bid if no sales were reported) on the date the option is granted.

(b)    Exercise of Options; Form of Consideration. The Administrator determines when options become vested and exercisable, and may, in its discretion, accelerate the vesting or exercisability of any outstanding option. The means of payment for shares issued upon exercise of an option is specified in each option agreement. The 2002 Stock Plan permits payment to be made by cash, check, promissory note, other shares of Common Stock (with some restrictions), cashless exercises, reduction in any Company liability the Company may owe to an optionee, any other form of consideration permitted by applicable law, or any combination thereof.

(c)    Term of Option. The term of an option under the 2002 Stock Plan may be no more than ten (10) years from the date of grant. However, in the case of an incentive stock option granted to a holder of more than ten percent (10%) of the total combined voting power of all classes of the Company’s shares, the term of the option may be no more than five (5) years from the date of grant. No option may be exercised after the expiration of its term.

(d)    Restricted Stock Awards. The Administrator may grant restricted stock awards under the 2002 Stock Plan. The Administrator will determine the vesting conditions, the exercise price, if any, and any other restrictions on transferability of the shares subject to restricted stock awards.

(e)    Restricted Stock Units. The administrator may grant restricted stock units under the 2002 Stock Plan. The Administrator will determines the time or times at which restricted stock units vest, and any other conditions on which vesting will occur. Awardees are entitled to receive restricted stock units without payment of any consideration to the Company, unless otherwise required by applicable law. Unless otherwise provided in the award agreement, awardees will have full voting rights and be entitled to regular cash dividends with respect to the shares subject to an award upon the vesting of such awards. At the Company’s option, a restricted stock unit may be settled in shares, cash, or a combination thereof.

(f)    Performance-Based Awards. Stock awards, other than stock options and stock appreciation rights, which are granted under the 2002 Stock Plan, may be made subject to performance conditions as well as time-vesting conditions. Such performance conditions may be established and administered in accordance with the requirements of Section 162(m) of the Code for awards intended to qualify as performance-based compensation thereunder. To the extent that performance conditions under the 2002 Stock Plan are applied to awards intended to qualify as performance-based compensation under Section 162(m) of the Code for a given performance period, such performance conditions will utilize one or more objective measurable performance goals as determined by a committee of the Board of Directors at the time of grant. The performance criteria that may be used to establish such performance goals include the following: earnings or net earnings (either before or after interest, taxes, depreciation and amortization), economic value-added, sales or revenue, income, net income (either before or after taxes), operating earnings, cash flow (including, but not limited to, operating cash flow and free cash flow), cash flow return on capital, return on assets or net assets, return on stockholders’ equity, return on capital, stockholder returns, return on sales, gross or net profit margin, productivity, expense, margins, operating efficiency, customer satisfaction, working capital, earnings per share, price per share, market share, new products, customer penetration, technology and risk management, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group.

(g)    Stock Appreciation Rights. The Administrator may determine the amounts and terms for grants of stock appreciation rights under the 2002 Stock Plan. A stock appreciation right gives an awardee the right to receive a payment, equal to the excess of the fair market value of a specified number of shares on the date the Stock Appreciation Right is exercised, over the grant price of the shares. Awardees may exercise all or a specified portion of the stock appreciation right, to the extent then exercisable pursuant to its terms, and to receive from the Company an amount equal to the product of (i) the excess of (A) the fair market value of the shares on the exercise date over (B) the grant price of the stock appreciation right and (ii) the number of shares with respect to which the stock appreciation right is exercised, subject to any limitations the Administrator may impose.

(i)    Exercise Price. The per-share exercise price of a stock appreciation right shall be determined by the Administrator and set forth in the award agreement; provided that, the per share exercise price for any stock appreciation right shall not be less than 100% of the fair market value of a share on the date of grant.

(ii)    Payment and Limitations on Exercise. Payment of the exercise price for stock appreciation rights shall be in cash, in shares (based on its fair market value as of the date the stock appreciation right is exercised) or a combination of both, as determined by the Administrator.

(iii)    Term. The term of stock appreciation rights shall be no longer than ten (10) years from the date of grant.

(h)    Termination of Service. If an optionee’s service relationship with the Company terminates for any reason (excluding death or disability), then, unless the administrator provides otherwise, the optionee may generally exercise the option within three (3) months of such termination to the extent that the option is vested on the date of termination, (but in no event later than the expiration of the term of such option as set forth in the option agreement). If an optionee’s service relationship with the Company terminates due to the optionee’s death or disability, then, unless the administrator provides otherwise, the optionee or the optionee’s personal representative, estate, or the person who acquires the right to exercise the option by bequest or inheritance, as the case may be, generally may exercise the option, to the extent the option was vested on the date of termination, within twelve (12) months from the date of such termination. If an awardee’s service relationship with the Company is terminated for any reason, all unvested shares covered by the award are forfeited.

(i)    Other Awards. The Administrator is authorized under the 2002 Stock Plan to make any other award to an eligible individual that is not inconsistent with the terms of the 2002 Stock Plan and that may involve the issuance of shares or the granting of rights with the value thereof derived from the value of shares.

(j)    Non-transferability. Unless otherwise determined by the administrator, options and awards granted under the 2002 Stock Plan are not transferable other than by will or the laws of descent and distribution, and options may be exercised during the optionee’s lifetime only by the optionee.

(k)    Term. The term of awards and options will not exceed ten (10) years from the date of grant.

(l)    Other Provisions. The stock option or award agreement may contain other terms, provisions and conditions not inconsistent with the 2002 Stock Plan as may be determined by the Administrator.

Limitations

The 2002 Stock Plan provides that no service provider may be granted, in any Company fiscal year, an aggregate amount of options or awards that cover more than 600,000 shares of Common Stock. Notwithstanding this limit, however, in connection with such individual’s initial service with the Company, he or she may be granted an aggregate amount of options or awards that cover up to an additional 900,000 shares of Common Stock. These limits are subject to appropriate adjustments in the case of stock splits, reverse stock splits and the like.

Adjustment Upon Changes in Capitalization

In the event that any dividend or other distribution (whether in the form of cash, common stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other of the Company’s securities, or other change in the Company’s corporate structure affecting the Company’s Common Stock occurs, the administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the 2002 Stock Plan, may (in its sole discretion) adjust the number and class of shares that may be delivered under the 2002 Stock Plan and/or the number, class, and price of shares covered by each outstanding option or award.

In the event of a liquidation or dissolution, any unexercised options and unvested awards will terminate. The administrator may, in its sole discretion, provide that each optionee shall have the right to exercise all or any part of an option, including shares as to which the option would not otherwise be exercisable. The administrator may provide that the vesting of an award will accelerate at any time prior to such transaction.

In connection with the merger of the Company with or into another corporation or the Company’s “change in control,” as defined in the 2002 Stock Plan, each outstanding award or option shall be assumed or an equivalent award or option substituted by the successor corporation.

If the successor corporation refuses to assume the options or awards or to substitute substantially equivalent options or awards, the optionee shall have the right to exercise the option as to all the optioned stock, including shares not otherwise vested or exercisable, and in the case of an award, the administrator shall provide for the acceleration of the award. In such event, with respect to options, the administrator shall notify the optionee that the option is fully exercisable for fifteen (15) days from the date of such notice and that the option terminates upon expiration of such period. If, in such a merger or change in control, an award or option is assumed or an equivalent award or option is substituted by such successor corporation, and if during a one-year period after the effective date of such merger or change in control, the optionee’s or awardee’s status as a service provider is terminated for any reason other than the optionee’s or awardee’s voluntary termination of such relationship, then (i) in the case of an option, the optionee shall have the right within three (3) months thereafter to exercise the option as to all of the optioned stock, including shares as to which the option would not otherwise be exercisable, effective as of the date of such termination and (ii) in the case of an award, the award shall be fully vested as of the date of such termination.

Amendment and Termination of the 2002 Stock Plan

The Board of Directors may amend, alter, suspend or terminate the 2002 Stock Plan, or any part thereof, at any time and for any reason. However, the Company will obtain shareholder approval for any amendment to the 2002 Stock Plan to the extent necessary and desirable to comply with applicable laws. Additionally, unless the Company obtains prior shareholder approval, the Administrator will not amend any option to reduce its exercise price or agree to grant options in exchange for optionees agreeing to cancel outstanding options where the economic effect would be the same as reducing the exercise price of the cancelled option. No such action by the Board of Directors or shareholders may alter or impair any option or award previously granted under the 2002 Stock Plan without the written consent of the optionee or awardee.

The amendment to the 2002 Stock Plan will be effective as of the date of shareholder approval. No Incentive Stock Options may be granted under the Plan after the earlier of the tenth (10th) anniversary of (a) the date the Plan is approved by the Board or (b) the date of shareholder approval.

Certain U.S. Federal Income Tax Information

The following is only a summary of the effect of federal income taxation upon the Company and optionees or awardees with respect to the grant and exercise of options or the grant or vesting of awards under the 2002 Stock Plan. It does not purport to be complete, and does not discuss the tax consequences of the employee’s, director’s or consultant’s death or the provisions of the income tax laws of any municipality, state or foreign country in which the employee, director or consultant may reside.

A recipient of a stock option or stock appreciation right will not have taxable income upon the grant of the stock option or stock appreciation right. For nonstatutory stock options and stock appreciation rights, the recipient will recognize ordinary income upon exercise in an amount equal to the difference between the fair market value of the shares and the exercise price on the date of exercise. Any gain or loss recognized upon any later disposition of the shares generally will be a capital gain or loss.

The acquisition of shares upon exercise of an incentive stock option will not result in any taxable income to the recipient, except, possibly, for purposes of the alternative minimum tax. The gain or loss recognized by the participant on a later sale or other disposition of such shares will either be long-term capital gain or loss or ordinary income, depending upon whether the participant holds the shares for the legally-required period (which is two years from the date of grant and one year from the date of exercise). If the shares are not held for the legally-required period, the recipient will recognize ordinary income equal to the lesser of (i) the difference between the fair market value of the shares on the date of exercise and the exercise price, or (ii) the difference between the sales price and the exercise price. Unless limited by Section 162(m) of the Code, the Company is entitled to a deduction in the same amount as the ordinary income recognized by an optionee.

For restricted stock units, unless vested or the recipient elects to be taxed at the time of grant, the recipient will not have taxable income upon the grant, but upon vesting will recognize ordinary income equal to the fair market value of the shares at the time of vesting less the amount paid for such shares (if any). Any gain or loss recognized upon any later disposition of the shares generally will be a capital gain or loss.

A recipient of a restricted stock unit is not deemed to receive any taxable income at the time an award of restricted stock units is granted. When vested restricted stock units (and dividend equivalents, if any) are settled and distributed, the recipient will recognize ordinary income equal to the amount of cash and/or the fair market value of shares received less the amount paid for such stock units (if any). Unless limited by Section 162(m) of the Code, the Company will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the recipient is required to recognize.

New Plan Benefits

Upon their re-election at the Annual Meeting, pursuant to the terms of the Board of Director’s Compensation Policy dated May 3, 2011, each non-executive officer director may receive a grant of nonstatutory stock options to purchase 15,000 shares (120,000 shares, as a group) of Common Stock at a purchase price equal to the fair market value on the date of grant. These options have a seven-year term, and become exercisable in installments cumulatively with respect to 1/12 of the shares for each complete calendar month after the date of grant.

Additional future benefits under the 2002 Stock Plan are not determinable, as grants of stock options and stock awards are at the discretion of the Board of Directors and are dependent upon the price of Common Stock in the future.

The table shown below summarizes the number of stock options and stock awards granted under the 2002 Stock Plan during the fiscal year ended December 30, 2011 to (i) the persons named in the Summary Compensation Table, (ii) all current executive officers as a group, (iii) all current directors who are not executive officers as a group and (iv) all employees (excluding executive officers) as a group.

Name and Principal Position	Number of Options Granted	Weighted Average Exercise Price Per Share	Number of Restricted Stock Units Granted
Steven W. Berglund Chief Executive Officer	300,000	$41.87	2,000
Rajat Bahri, Chief Financial Officer	65,000	$41.96	1,600
Bryn Fosburgh, Vice President	65,000	$41.96	1,600
Christopher Gibson, Vice President	65,000	$41.96	1,600
Mark Harrington, Vice President	65,000	$41.96	1,600
All Executive Officers, as a group	661,000	$41.94	16,700
Non-Executive Directors, as a group	120,000	$42.83	-
All employees, as a group, including officers who are not executive officers	1,257,592	$41.86	92,307

All employees (including officers), directors and consultants of the Company are eligible to participate in the 2002 Stock Plan. This table includes only stock award and stock option grant information for the 2002 Stock Plan. Stock options granted prior to adoption of the 2002 Stock Plan, such as grants from the 1993 Plan, to the individuals and groups listed are not included herein.

Vote Required

The approval of the proposed amendment to the 2002 Stock Plan to increase the amount of shares of Common Stock available for grant of stock options and stock awards requires the affirmative vote of the holders of a majority of the shares present at the Annual Meeting in person or by proxy and entitled to vote as of the Record Date.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR the proposed amendment to the 2002 Stock Plan to increase the number of shares of Common Stock available for grant of stock options and stock awards thereunder by 8,900,000.

************************************

ITEM III

APPROVAL OF AMENDMENT

TO THE AMENDED AND RESTATED TRIMBLE NAVIGATION

EMPLOYEE STOCK PURCHASE PLAN

The Board of Directors is seeking shareholder approval of an amendment to the Amended and Restated Employee Stock Purchase Plan (“Purchase Plan”) that will increase the number of shares of Common Stock available for purchase thereunder by 4,000,000 shares, for an aggregate of 19,500,000 shares available for purchase under the Purchase Plan.

The Purchase Plan was adopted by the Board of Directors in September 1988 and approved by the shareholders in April 1989, initially reserving 400,000 shares for purchase thereunder by eligible employees. Since then, through both adjustments resulting from stock splits and other amendments approved by the Board of Directors and the shareholders of the Company, the number of shares available for purchase under the Purchase Plan has increased to an aggregate of 15,550,000 shares of Common Stock.

As of January 1, 2012, eligible employees have purchased an aggregate of 12,589,158 shares of Common Stock under the Purchase Plan and 2,960,686 shares remained available for future purchase under the Purchase Plan. During the fiscal year ended December 30, 2011, eligible employees of the Company purchased an aggregate of 397,126 shares at an average price of $27.77 per share under the Purchase Plan and, during the prior fiscal year ended December 31, 2010, eligible employees purchased an aggregate of 450,774 shares at an average price of $22.11 per share under the Purchase Plan.

In January 2012, the Board of Directors approved an amendment, subject to shareholder approval, that increased the number of shares eligible for purchase under the Purchase Plan from 15,550,000 shares to 19,500,000 shares. The Company believes that maintaining a competitive employee stock purchase program is an important element in both recruiting and retaining employees in its current employment environment. The Purchase Plan is designed to more closely align the interests of the Company’s employees and shareholders by encouraging employees to invest their own money in the Company’s equity securities. By allowing eligible employees to purchase shares of Common Stock at a discount, as described below under “Purchase Price,” the Purchase Plan is intended to encourage employees to become shareholders of the Company, thereby providing them with a direct incentive to contribute to the long-term growth and overall success of the Company. In the event that such shareholder approval is not obtained, then the Purchase Plan will remain in place as in effect prior to the proposed amendment.

The Company believes that an amendment that increases the number of shares eligible for purchase under the Purchase Plan will enable the Company to continue its policy of encouraging employee stock ownership as a means of motivating high levels of employee performance and encouraging employees to stay with the Company and help it grow, thereby increasing shareholder value. The Board of Directors believes that the proposed amendment is in the best interests of the Company, its shareholders, and its employees. At the Annual Meeting, the shareholders are being asked to approve the amendment to the Purchase Plan to increase the number of shares eligible for purchase under the Purchase Plan by 4,000,000 shares.

The essential features of the Purchase Plan, including this proposed amendment, which is subject to shareholder approval, are summarized below. This summary does not purport to be a complete description of all the provisions of the Purchase Plan, and is subject to and qualified in its entirety to the complete text of the Purchase Plan. A copy of the Purchase Plan is attached to this proxy statement as Appendix C.

Purpose

The purpose of the Purchase Plan is to provide employees with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions in a manner that qualifies under Section 423 of the Code. The Purchase Plan also authorizes the grant of options under a non-423(b) Plan component, which do not qualify under Section 423(b) of the Code, pursuant to rules, procedures or sub-plans adopted by the Board of Directors, or a committee authorized by the Board, designed to achieve tax, securities law compliance or other Company objectives.

Administration

The Purchase Plan is administered by the Board of Directors or a designated Committee of the Board of Directors, referred to as an administrator.

Eligibility

Employees, including officers of the Company, who are employed by the Company or its designated subsidiaries at the time that a subscription agreement is required to be submitted for a given offering period are eligible to participate in the Purchase Plan for that offering period. The Board of Directors may, at its discretion, set a minimum waiting period for employees to become eligible to participate in an offering period, provided that period is not more than two (2) years after employment with the Company or a designated subsidiary begins. The Board of Directors, (or a committee authorized by the Board) may limit offerings under the Purchase Plan to employees of the Company or a designated subsidiary whose customary employment with the Company or a designated subsidiary is at least twenty (20) hours per week by the Company or one of its designated subsidiary and more than five (5) months in any calendar year provided that these eligibility requirements are applied uniformly to employees.

No employee may be granted an option to purchase shares under the Purchase Plan if: (i) immediately after the grant of the option, the employee would own five percent or more of the total combined voting power or value of the stock of the Company or any of its subsidiaries; or (ii) an employee’s right to purchase stock under all employee stock purchase plans of the Company and its subsidiaries accrues at a rate which exceeds $25,000 worth of stock (determined with reference to the fair market value of the Common Stock at the time of grant) in a calendar year in which such option is outstanding (or such other limit, as imposed under Section 423 of the Code or final regulations issued thereunder). Subject to these eligibility criteria, the Purchase Plan permits eligible employees to purchase Common Stock through payroll deductions subject to certain limitations described below. See “Payment of Purchase Price; Payroll Deductions; Use of Funds.”

Shares Subject to Awards

The maximum number of shares of Common Stock which are available for sale under the Purchase Plan is 15,550,000 shares, subject to adjustment for changes in capitalization of the Company. The Board of Directors has amended the Purchase Plan, subject to shareholder approval, to increase the maximum number of shares that may be issued under the Purchase Plan to 19,500,000 shares. If on a given exercise date, the number of shares with respect to which options are to be exercised exceeds the number of shares then available under the Purchase Plan, the company will make a pro rata allocation of the shares available for purchase in as uniform a manner as will be practicable and equitable. Participants will have no interest or voting rights in shares covered by their options until such options have been exercised.

Offering Periods

The Purchase Plan provides for offering periods lasting six months with a new offering period commencing every six months, on or about March 1st and September 1st of each year. The Board may determine different offering periods, provided that no offering period exceeds twenty-seven months. Normally, a participant’s payroll deductions are accumulated throughout an offering period and, at the end of the offering period, shares of Common Stock are purchased with the accumulated payroll deductions. In no event may a participant be permitted to purchase more than 12,500 shares of common stock on any purchase date.

Purchase Price

The purchase price per share at which shares will be sold in an offering under the Purchase Plan is the lower of (i) 85% of the fair market value of a share of Common Stock on the first day of an offering period and (ii) 85% of the fair market value of a share of Common Stock on the last day of each offering period, unless the Board sets a purchase price higher than this amount. The fair market value of the Common Stock on a given date is generally the closing sale price of the Common Stock as reported on the Nasdaq Global Market system for such date.

Payment of Purchase Price; Payroll Deductions; Use of Funds

The purchase price of the shares is accumulated by payroll deductions over the offering period. No interest accrues on such payroll deductions, except as may be required by applicable law. The Purchase Plan provides that the aggregate of such payroll deductions during the offering period shall not exceed 10% of the participant’s compensation during any offering period, nor $21,250 for all offering periods that end in the same calendar year. During an offering period, a participant may discontinue his or her participation in the Purchase Plan, and may decrease, but not increase, the rate of payroll deductions in an offering period within limits set by the administrator.

All payroll deductions made for a participant are credited to the participant’s account under the Purchase Plan, are withheld in whole percentages only and are included with the general funds of the Company. The Board may allow employees to participate in the Purchase Plan via cash contributions instead of payroll deductions if payroll deductions are not permitted under applicable local law, provided that the employees are participating in the component of the Purchase Plan that does not qualify under Section 423(b) of the Code.

Funds received by the Company pursuant to exercises under the Purchase Plan are used for general corporate and working capital purposes. The Company has no obligation to segregate such funds. A participant may not make any additional payments into his or her account.

Delivery

Shares will not be issued with respect to a purchase option unless the exercise of such option and the issuance and delivery of the shares will comply with all applicable laws. With respect to all or part of the shares credited to a participant’s brokerage account, the participant may elect to have such shares be sold at the participant’s expense and cash paid to the participant.

Withdrawal

A participant may terminate his or her participation in the Purchase Plan at any time by giving the Company a written notice of withdrawal. In such event, all of the payroll deductions credited to the participant’s account will be returned, without interest, to such participant. Payroll deductions will not resume unless a new subscription agreement is delivered in connection with a subsequent offering period.

Termination of Employment

Termination of a participant’s employment for any reason, including retirement or death, cancels his or her participation in the Purchase Plan immediately. In such event, the payroll deductions credited to the participant’s account but not used to purchase shares will be returned without interest to such participant, his or her designated beneficiaries or the executors or administrators of his or her estate. Nothing in the Purchase Plan interferes with the right of the Company to terminate any employee’s employment at any time.

Adjustments Upon Changes in Capitalization

In the event of any changes in the capitalization of the Company effected without receipt of consideration by the Company, such as a stock split, stock dividend, combination or reclassification of the Common Stock, resulting in an increase or decrease in the number of shares of Common Stock, proportionate adjustments will be made by the Board of Directors in the shares subject to purchase, to the extent applicable, and in the price per share under the Purchase Plan. In the event of liquidation or dissolution of the Company, the offering periods then in progress will terminate immediately prior to the consummation of such event unless otherwise provided by the Board of Directors.

In the event of a sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, any offering periods then in progress shall be shortened by the setting of a new exercise date to be held before the Company’s proposed sale or merger. At least ten days before the new exercise date, the Board of Directors will notify each participant that the exercise date has been changed and that the participant’s option will be automatically exercised on the new exercise date, unless the participant withdraws from the Purchase Plan.

Amendment and Termination

The Board of Directors may at any time and for any reason amend or terminate the Purchase Plan, except that (i) no such termination shall affect options previously granted unless the Board of Directors determines that terminating an offering period is in the best interests of the Company and (ii) no amendment shall make any change to an option granted prior thereto that adversely affects the rights of any participant.

Certain Federal Income Tax Information

The following information is a brief summary of the effect of U.S. federal income taxation upon the Company and participants with respect to the purchase of shares of the Company’s Common Stock under the Purchase Plan. It does not purport to be complete, and does not discuss the tax consequences of the participant’s death or the provisions of the income tax laws of any municipality, state or foreign country in which the participant may reside.

The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. However, the Purchase Plan may have sub-plans which do not qualify under Section 423(b) of the Code, and to which the tax treatment described herein does not apply.

Under Sections 421 and 423 of the Code, no income will be taxable to a participant until the shares purchased under the Purchase Plan are sold or otherwise disposed. Upon sale or other disposition of the shares, the participant will generally be subject to tax in an amount that depends upon the holding period.

If the shares are sold or otherwise disposed of more than two years from the beginning of the offering period in which they are purchased and more than one year from the date of the applicable purchase, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, and (b) an amount equal to 15% of the fair market value of the shares as of the beginning of the offering period in which they are purchased. Any additional gain will be treated as long-term capital gain.

If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period.

The Company generally is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.

New Plan Benefits

Participation in the Purchase Plan is at the discretion of each employee. Therefore, benefits under the Purchase Plan are not determinable. However, the table below sets forth the benefits received during the fiscal year ended December 30, 2011 for: (i) each executive officer named in the Summary Compensation table; (ii) all executive officers, as a group; (iii) all non-executive directors, as a group; and (iv) all employees, as a group.

Name and Position (1)	Aggregate Dollar Value (2)	Aggregate Number of Units
Steven W. Berglund, Chief Executive Officer	-	-
Rajat Bahri, Chief Financial Officer	$30,728	688
Bryn Fosburgh, Vice President	$30,728	688
Christopher Gibson, Vice President	$28,463	627
Mark Harrington, Vice President	$10,006	229
All Executive Officers, as a group	$138,582	3,115
All Non-Executive Directors, as a group (1)	-	-
All employees, as a group, including officers who are not executive officers	$17,230,755	394,011

(1) Other than the chief executive officer, members of the Company’s Board of Directors are not eligible to participate in the Purchase Plan.

(2) The amounts shown in this column represent the market price of the shares purchased (as of the purchase dates) multiplied by the number of shares purchased under the Purchase Plan in the 2011 fiscal year. The total dollar values for each of the individuals and groups in the table are aggregated numbers for the two purchase periods that occurred in the 2011 fiscal year.

Vote Required

Approval of the amendment to the Purchase Plan requires the affirmative vote of the holders of a majority of the shares present at the Annual Meeting in person or by proxy and entitled to vote as of the Record Date.

Recommendation of the Board of Directors

The Company’s Board of Directors recommends a vote FOR approval of the amendment to the Purchase Plan to increase the number of shares of Common Stock to be reserved for issuance thereunder by 4,000,000 shares.

************************************

ITEM IV

ADVISORY VOTE ON COMPENSATION FOR

OUR NAMED EXECUTIVE OFFICERS

Recent legislation requires that the Company provide our shareholders with the opportunity to cast an advisory vote on the compensation of the Company’s Named Executive Officers, as disclosed in this proxy statement. This proposal, commonly known as a “Say on Pay” proposal, gives the Company’s shareholders the opportunity to approve, reject, or abstain from voting, with respect to our executive compensation programs and policies and the compensation paid to the Named Executive Officers.

The Say on Pay vote is a non-binding advisory vote on the compensation of the Company’s Named Executive Officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure. The Say on Pay vote on executive compensation is not a vote on the Company’s general compensation policies, compensation of the Company’s Board of Directors, or the Company’s compensation policies as they relate to risk management.

The Say on Pay vote allows our shareholders to express their opinions regarding the decisions of the Compensation Committee with respect to the 2011 compensation of the Named Executive Officers. Because the Say on Pay vote is advisory in nature, it will not affect any compensation already paid or awarded to any Named Executive Officer, nor modify any terms of our existing compensation plans or awards. In addition, the Say on Pay vote will not be binding on or overrule any decisions by the Board of Directors; it will not create or imply any additional fiduciary duty on the part of the Board of Directors.

Previously, the Company had planned to provide its shareholders with the opportunity to cast advisory votes on a Say on Pay proposal every three years. At the 2011 annual meeting of shareholders, more than 92% of the votes cast on the Say on Pay proposal were in favor of our executive compensation program. In addition, more than 67% of the Company’s shareholders favored an annual Say on Pay vote. As a result, the Company is providing its shareholders with the opportunity to cast an advisory Say on Pay vote every year, until the next advisory vote on the frequency of such votes.

Your advisory vote will serve as an additional tool to guide the Board of Directors and the Compensation Committee in continuing to improve the alignment of the Company’s executive compensation programs with the interests of the Company and its shareholders. The Compensation Committee and the Board of Directors may take into account the outcome of the vote when considering future compensation arrangements for our Named Executive Officers.

The Company and the Board of Directors believe that our compensation policies and practices for our Named Executive Officers are aligned with the long term interests of our shareholders because our policies emphasize pay for performance, and our mix of short and long term incentives provide a balance between the Company’s short-term goals and long term performance. As such, the Board of Directors recommends a vote “For” the advisory approval of our compensation policies and practices as disclosed in this proxy statement.

Vote Required

Advisory approval of the compensation of our Named Executive Officers requires the affirmative vote of the holders of a majority of the shares present at the Annual Meeting in person or by proxy and entitled to vote as of the Record Date.

Recommendation of the Board of Directors

The Company’s Board of Directors recommends a vote FOR the approval of the compensation of our Named Executive Officers, as disclosed in this proxy statement.

*********************************

ITEM V

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors intends to appoint Ernst & Young LLP (“Ernst & Young”) as the Company’s independent auditors, to audit the financial statements of the Company for the current fiscal year ending December 28, 2012. Ernst & Young has been the Company’s independent auditor since 1986. The Company anticipates that a representative of Ernst & Young will be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to answer any appropriate questions.

Principal Accounting Fees and Services

Audit Fees and Non-Audit Fees:

The following table presents fees billed by Ernst & Young for professional audit services rendered for the audit of the Company’s annual financial statements for the years ended December 30, 2011 and December 31, 2010, and fees billed by Ernst & Young for other services rendered during those periods.

Category	Fiscal Year Ended December 30, 2011		Fiscal Year Ended December 31, 2010

Audit Fees	$3,228,376		$2,723,974

Audit-Related Fees	$134,853	(1)	$16,580	(1)

Tax Fees (3)

Tax Compliance	$404,541		$301,581

Tax Planning & Tax Advice	$368,561		$347,780

Total Tax Fees	$773,102		$649,361

All Other Fees	$-		$45,796	(2)

(1)	Represents accounting consultation and advisory services performed by the Company’s auditors.
(2)	Represents research and advisory services for the Company’s Deferred Compensation Plan.
(3)	Represents various tax compliance and filing services with respect to U.S. and international tax matters, as well as tax planning advise related to acquisitions, integration activities and general matters.

Audit Committee Pre-Approval of Policies and Procedures

The Audit Committee is responsible for appointing, setting compensation, and overseeing the work of the independent auditor. The Audit Committee has established a pre-approval procedure for all audit and permissible non-audit services to be performed by Ernst & Young. The pre-approval policy requires that requests for services by the independent auditor be submitted to the Company’s chief financial officer (“CFO”) for review and approval. Any requests that are approved by the CFO are then aggregated and submitted to the Audit Committee for approval of services at a meeting of the Audit Committee. Requests may be made with respect to either specific services or a type of service for predictable or recurring services. All permissible non-audit services performed by Ernst & Young were approved by the Audit Committee.

The Audit Committee has concluded that the provision of the non-audit services listed above is compatible with maintaining Ernst & Young’s independence.

Vote Required

Ratification of the appointment of Ernst & Young as the Company’s independent auditor for the current fiscal year ending December 28, 2012, will require the affirmative vote of the holders of a majority of the shares present and voting at the Annual Meeting either in person or by proxy. In the event that such ratification by the shareholders is not obtained, the Audit Committee and the Board of Directors will reconsider such selection.

Recommendation of the Board of Directors

The Company’s Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as the independent auditors for the Company for the current fiscal year ending December 28, 2012.

BOARD MEETINGS AND COMMITTEES; DIRECTOR INDEPENDENCE

The Board of Directors held eight meetings during the fiscal year ended December 30, 2011. No director attended fewer than 75% of the aggregate of all the meetings of the Board of Directors and the meetings of the committees, if any, upon which such director also served during the fiscal year ended December 30, 2011. It is the Company’s policy to encourage directors to attend the Annual Meeting. All of the members of the Board of Directors attended the 2011 Annual Meeting. Each of the directors, except for Mr. Berglund, are independent directors as defined by Rule 5605(a)(2) of the Nasdaq Marketplace Rules.

Shareholder Communications with Directors

The Board of Directors has established a process to receive communications from shareholders. Shareholders of the Company may communicate with one or more of the Company’s directors (including any board committee or group of directors) by mail in care of Board of Directors, Trimble Navigation Limited, 935 Stewart Drive, Sunnyvale, California 94085. Such communications should specify the intended recipient or recipients.

Board Leadership Structure; Oversight and Risk Management

The Company currently separates the positions of chief executive officer and chairman of the board. Our chairman of the board is responsible for setting the agenda for each Board meeting, in consultation with the chief executive officer, and presiding at executive sessions. The chairman of the board is also responsible for recommending committee assignments to the Nominating Committee. Our chief executive officer is responsible for the day-to-day operations of the Company.

The Board of Directors has overall responsibility for the oversight of risk management for the Company, and it exercises this oversight through committees and regular engagement with the Company’s senior management. The Audit Committee has oversight of the Company’s financial matters, internal controls, financial reporting and internal investigations relating to financial misconduct. The Compensation Committee has oversight of our compensation policies and practices, our Nominating Committee is responsible for the independence and qualification of the board members, and our Governance Committee is responsible for the Company’s corporate governance principles. The committees report their activities back to the Board of Directors. In addition, members of the Company’s senior management attend meetings of the Board of Directors to discuss strategic planning and risks and opportunities for the Company’s business areas, in addition to answering any questions that the Board of Directors may raise.

Audit Committee

The Board of Directors has a separately-designated, standing Audit Committee, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee is governed by a charter, a current copy of which is available on our corporate website at www.trimble.com, and is provided as Appendix A.

The current members of the Audit Committee are directors Hart, Parkinson, Peek, and Vande Steeg, and director Hart currently serves as the committee chairman. The Audit Committee held eight meetings during the 2011 fiscal year. The purpose of the Audit Committee is to make such examinations as are necessary to monitor the corporate financial reporting and the internal and external audits of the Company, to provide to the Board of Directors the results of its examinations and recommendations derived therefrom, to outline to the Board of Directors improvements made, or to be made, in internal accounting controls, to nominate independent auditors, and to provide such additional information as the committee may deem necessary to make the Board of Directors aware of significant financial matters which require the Board’s attention.

All Audit Committee members are independent directors as defined by applicable Nasdaq Marketplace Rules and listing standards.

All members of the Audit Committee are financially sophisticated and are able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement. The Board of Directors has determined that director Hart is a “financial expert” as that term is defined in the rules promulgated by the SEC. In addition to serving as CEO and CFO of a venture capital firm, director Hart has reviewed and analyzed numerous companies’ financial statements in managing venture capital investment funds for more than 20 years. During his career, he has served on the board of directors of numerous public and privately held companies.

Compensation Committee

The Board of Directors has a standing Compensation Committee, comprised of directors Goodrich, Hart and Vande Steeg. Director Vande Steeg currently serves as the committee chairman. All Compensation Committee members are independent as defined by applicable Nasdaq Marketplace Rules and listing standards. The Compensation Committee is governed by a charter, a current copy of which is available on our corporate website at www.trimble.com. The Compensation Committee held four meetings during the 2011 fiscal year. The purpose of the Compensation Committee is to review and make recommendations to the full Board of Directors with respect to all forms of compensation to be paid or provided to the Company’s executive officers. See “Compensation Discussion and Analysis.”

Governance Committee

As of January 2011, the Board of Directors established a standing Governance Committee (“Governance Committee”). The current members of the Governance Committee are directors Goodrich and Janow. Director Goodrich serves as committee chairman. The Governance Committee is governed by a charter that is posted on the Company’s website at www.trimble.com. The purpose of the Governance Committee is to develop and recommend to the Board a set of corporate governance principles applicable to the Company; and to oversee the implementation of these principles. The Governance Committee met once during the 2011 fiscal year.

Nominating Committee

As of January 2011, the Board of Directors established a standing Nominating Committee (“Nominating Committee”). The current members of the Nominating Committee are directors Johansson, Goodrich, Hart and Parkinson. Director Johansson serves as committee chairman. The Nominating Committee is governed by a charter that is posted on the Company’s website at www.trimble.com. The purpose of the Nominating Committee is to recommend to the Board of Directors individuals qualified to serve as directors of the Company, and on committees, and to advise the Board of Directors with respect to composition, procedures and committees. The Nominating Committee met once during the 2011 fiscal year.

The Nominating Committee will consider director candidates recommended by shareholders. In considering candidates submitted by shareholders, the Nominating Committee will take into consideration the needs of the Board of Directors and the qualifications of the candidate. To have a candidate be considered by the Nominating Committee, a shareholder must submit the recommendation in writing and the recommendation must include the following information:

•	The name of the shareholder and evidence of the shareholder’s ownership of Company shares, including the number of shares owned and the length of time of ownership; and

•

The name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company and the candidate’s consent to be named as a director if selected by the Nominating Committee and nominated by the Board of Directors.

The shareholder recommendation and information described above must be sent to the Committee Chairman in care of the Corporate Secretary at Trimble Navigation Limited, 935 Stewart Drive, Sunnyvale, California 94085 and must be received by the Corporate Secretary not less than 120 days prior to the anniversary date of the Company’s most recent proxy statement issued in connection with the Annual Meeting of Shareholders.

The Nominating Committee believes that the minimum qualifications for serving as a director of the Company are that a nominee demonstrate, possession of such knowledge, experience, skills, expertise, international background, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, potential conflicts of interest and diversity so as to enhance the Board of Directors’ ability to manage and direct the affairs and business of the Company, including, when applicable, to enhance the ability of committees of the Board of Directors to fulfill their duties and/or to satisfy any independence requirements imposed by law, regulation or Nasdaq listing requirement.

The Nominating Committee identifies potential nominees by asking current directors and executive officers to notify the Nominating Committee if they become aware of persons, meeting the criteria described above, who have had a change in circumstances that might make them available to serve on the Board of Directors. The Nominating Committee also, from time to time, may engage firms that specialize in identifying director candidates and pay any corresponding fees for such services. As described above, the Nominating Committee will also consider candidates recommended by shareholders.

Once a person has been identified by the Nominating Committee as a potential candidate, the Nominating Committee may collect and review publicly available information regarding the candidate to assess whether the candidate should be considered further. If the Nominating Committee determines that the candidate warrants further consideration, the chairman or another member of the Nominating Committee contacts the candidate. Generally, if the person expresses a willingness to be considered and to serve on the Board of Directors, the Nominating Committee requests information from the candidate, reviews the candidate’s accomplishments and qualifications, including in light of any other candidates that the Nominating Committee might be considering, and conducts one or more interviews with the candidate. In certain instances, Nominating Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a shareholder.

NON-EMPLOYEE DIRECTOR COMPENSATION

Non-employee directors received compensation according to the terms of the Board of Directors Compensation Policy (“Board Compensation Policy”). The description of the Board Compensation Policy below is qualified in its entirety by the text of the Board Compensation Policy, which was filed as exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarter ending July 1, 2011.

Under the Board Compensation Policy, each non-employee director receives an annual cash retainer of $44,000, payable on a quarterly basis, for the period starting July 1 and ending June 30 of each year. The current Board Compensation Policy was adopted on May 3, 2011, and the amount of the cash retainer was effective commencing in the Company’s third fiscal quarter of 2011.

Non-employee directors also receive a cash fee of $2,000 for each board meeting attended in person and $500 for each board or committee meeting attended via telephone conference. Members of designated committees of the Board of Directors also receive a cash fee of $1,000 for each committee meeting that is not held within a day of a meeting of the full Board of Directors.

Non-employee directors are reimbursed for local travel expenses or paid a fixed travel allowance based on the distance to the meeting, and reimbursed for other necessary business expenses incurred in the performance of their services as directors of the Company. In addition, directors are eligible to participate in the Company’s Non-Qualified Deferred Compensation Plan.

The Board Compensation Policy provides for the grant of nonstatutory stock options to each non-employee director of the Company (the “Outside Directors”). Pursuant to the terms of the Board Compensation Policy, each Outside Director is granted an option to purchase 15,000 shares of Common Stock upon his or her initial appointment to the Board of Directors. Thereafter, each year, each Outside Director receives an additional option grant to purchase 15,000 shares, upon re-election at the Annual Meeting. Outside Director options have an exercise price equal to the closing price of Common Stock on the date of grant, vest monthly over a period of one year, and have a seven-year term.

Non-Employee Director Compensation Table

Except as noted below, the table below shows the compensation earned by each of the persons serving on the Board of Directors in the fiscal year ending December 30, 2011.

Director Compensation for the 2011 Fiscal Year (1)
Name	Fees Earned in Cash (2)	Stock Option Grants (3)(4)	Total
John B. Goodrich	$57,500	$228,600	$286,100
William Hart	$60,500	$228,600	$289,100
Merit E. Janow	$54,000	$228,600	$282,600
Ulf J. Johansson	$57,000	$228,600	$285,600
Ronald S. Nersesian	$9,500	$219,450	$228,950
Bradford W. Parkinson	$59,500	$228,600	$288,100
Mark S. Peek	$58,500	$228,600	$287,100
Nickolas W. Vande Steeg	$60,000	$228,600	$288,600

(1)	Steven W. Berglund, the Company’s president & chief executive officer, receives no additional compensation for his service on the Board of Directors. Mr. Berglund’s compensation for service as president & chief executive officer is reported in the Summary Compensation Table and described in the Compensation Discussion and Analysis.

(2)	For each director, the fees shown in this column include a cash retainer, paid quarterly, plus fees for each meeting of the Board of Directors and also fees for meetings of the committees on which each director serves, provided that such committee meetings do not occur within one day as a regularly scheduled meeting of the Board of Directors. Mr. Nersesian joined the Board of Directors in November 2011.
(3)	Represents the aggregate grant date fair value of the stock options, calculated pursuant to FASB ASC Topic 718. Except for Director Nersesian, who was appointed to the Board of Directors in November 2011, each director in the table was granted an option to purchase 15,000 shares of the Company’s common stock in connection with such director’s re-election at the 2011 Annual Meeting of Shareholders, in accordance with the Company’s Board Compensation Policy. Mr. Nersesian was granted an option to purchase 15,000 shares of the Company’s common stock in connection with his initial appointment to the Board of Directors.
(4)	As of December 30, 2011, the directors held options to purchase shares of the Company’s Common Stock as follows: Mr. Goodrich, 110,000 options; Mr. Hart, 125,000 options; Ms. Janow, 60,000 options; Mr. Johansson, 140,000 options; Mr. Nersesian, 15,000 options; Mr. Parkinson, 46,667 options; Mr. Peek, 30,000 options; Mr. Vande Steeg, 95,000 options.

EXECUTIVE COMPENSATION

The executive compensation section of the proxy statement contains information about the Company’s compensation policies and practices, and the application of those policies and practices with respect to our Named Executive Officers. Under the SEC rules, the Company’s “Named Executive Officers” are the Company’s chief executive officer, chief financial officer, and the three other officers who received the highest amounts of compensation during the 2011 fiscal year. The following is a brief description of each part of our Executive Compensation section:

Compensation Committee Report. This section contains a report of the Compensation Committee of our Board of Directors regarding the Compensation Discussion and Analysis section of the proxy statement.

Compensation Committee Interlocks and Insider Participation. This section contains information concerning certain types of relationships involving our Compensation Committee members.

Compensation Discussion and Analysis. This section describes the elements of the Company’s compensation policies and the application of those policies to our Named Executive Officers.

Executive Compensation Tables. This section describes the amounts or values and types of compensation earned by our Named Executive Officers.

Post-Employment Compensation. This section describes certain benefits and payments that our Named Executive Officers would be eligible for in the event of a change in control event, or, in the case of our Non-Qualified Deferred Compensation Plan, payments that a Named Executive Officer may receive following termination of employment.

Tax and Accounting Treatment; Other Information. This section describes the tax treatment of certain elements of compensation, and a description of certain information about the Company’s equity plans.

Compensation Committee Report

The information contained in this Compensation Committee Report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that it is specifically incorporated by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management, and has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement.

Submitted by the Compensation Committee of the Company’s Board of Directors,

John B. Goodrich, Member	William Hart, Member	Nickolas W. Vande Steeg, Chairman
Compensation Committee	Compensation Committee	Compensation Committee

Also submitted by the Company’s Board of Directors other than with respect to the Tax and Accounting Treatment section of the Compensation Discussion and Analysis,

Steven W. Berglund   Merit E. Janow   Ulf J. Johansson   Ronald S. Nersesian   Bradford W. Parkinson Mark S. Peek

Compensation Committee Interlocks and Insider Participation

John B. Goodrich, William Hart and Nickolas Vande Steeg are the current members of the Company’s Compensation Committee, and were members of such committee during the 2011 fiscal year. Since 1998, Mr. Goodrich has served as the Company’s corporate secretary; however, he is not, and has never been an employee of the Company. None of our executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on our Board of Directors or the Compensation Committee.

Compensation Discussion and Analysis

This section of the proxy statement describes the Company’s compensation practices and policies with respect to its Named Executive Officers.

Roles and Responsibilities

The Compensation Committee of the Board of Directors (the “Compensation Committee”) reviews and recommends the general compensation practices of the Company, including the compensation plans and specific compensation levels for executive officers of the Company. The Compensation Committee engaged Compensia, Inc. (“Compensia”) as its independent compensation consultant to advise it on matters related to executive compensation. Compensia provides independent expertise in executive compensation issues including competitive market pay analysis for executives, advice on executive pay practices as well as peer group selection.

The scope of Compensia’s engagement includes the review and analysis of the Company’s compensation for the Named Executive Officers, and the review of the Company’s compensation peer group. The terms of Compensia’s engagement include reporting directly to the Compensation Committee and to the Compensation Committee chairman. Compensia also coordinates with the Company’s management for data collection and job matching for the Named Executive Officers. Compensia does not provide any other services to the Company.

Compensia provided compensation benchmark data directly to the Compensation Committee as well as to members of the Company’s management team. The chief executive officer utilized the benchmark data provided by Compensia to assist in the determination of compensation recommendations for the Named Executive Officers, excluding himself, to the Compensation Committee and the Board of Directors.

The Compensation Committee believes that it is important to involve the full Board of Directors in the analysis and approval of compensation for executive officers, and may consult with members of management and other members of the Board of Directors. The Compensation Committee also engages in discussion of compensation matters during board meetings.

Compensation Program Objectives

The guiding principles of the Company’s compensation program objectives are to:

•	Establish compensation that is competitive, rewards performance and maintains internal equity;
•	Attract, motivate and retain highly talented executive officers by providing compensation opportunities that are competitive and reward for performance; and
•	Align interests of executives with shareholders by creating long-term shareholder value

The main elements of the Company’s compensation policies for its Named Executive Officers, and the purposes for each element, are summarized in the table below.

Element	Form of Compensation	Purpose
Base Salary	Cash	Designed to attract and retain highly talented executives by providing pay opportunities that are competitive in the market and reward performance
Short Term Incentives (Bonus)	Cash	Designed to motivate executives to achieve business goals and provide financial incentives when the Company and business areas meet or exceed annual goals and targets established under the incentive plan
Long Term Incentives (Equity)	Stock options, restricted stock units	Designed to align the interests of executives with the interests of shareholders by motivating our executives to achieve long term shareholder value

Setting Compensation

The Company’s current practice is to combine a mixture of compensation elements into its compensation policies to balance short term goals with the long term performance of the Company. The Company uses incentive cash bonus programs, which focus on yearly operating results, and equity grants such as stock options and restricted stock units, which have long term vesting cycles that derive value from increases in the Company’s share price over time. The Company does not have a policy on the allocation percentages between short term and long term compensation elements. However, the Company makes determinations of the type and size of awards relative to the awards made to similarly situated executives in the Company’s compensation peer group.

In making compensation decisions for the Named Executive Officers, the Company’s compensation philosophy is to target base salaries for our Named Executive Officers generally at the 50th percentile of our compensation peer group and the Radford survey data for similar situated executives in the compensation peer group. Although the Company targets its base salary compensation at the 50th percentile, our incentive programs are designed to reward our Named Executive Officers for exceptional performance. For example, a significant portion of the compensation for the Named Executive Officers is variable. Generally, this means smaller bonuses and lower overall compensation in years of low performance and higher bonuses and higher compensation in years of exceptional performance, which is reflective of the performance achieved.

The Compensation Committee uses Compensia data from our compensation peer group, which is comprised of technology companies that are similar to the Company, as well as Radford compensation survey data to benchmark our total direct compensation package for our executives, including base salary, incentive cash bonus program and equity incentive compensation. Radford provides compensation market intelligence, and is widely used within the high technology industry. The Radford executive survey includes input from over 700 companies. A subset of the Radford high tech executive compensation data, based on companies with similar sized revenues, was used in order to analyze the compensation for our executives. The specific names of the companies in the subset are not available to us. The survey data supplements the compensation peer group data and provides additional information for our Named Executive Officers and other vice president positions for which there is less public comparable data available.

Competitive Market Data

The Company’s compensation peer group consists of technology companies that are similar to the Company in terms of revenue, market capitalization, physical location, and the number of employees. Based on recommendations from Compensia, the Company used the compensation peer group shown in the table below to assist with the determination of compensation for the Named Executive Officers. The revenue and net income financial information in the table below, as provided by Compensia, is based on S&P’s Research Insight as of September 30, 2011, and the information displayed for market capitalization is as of October 6, 2011. Information for the Company is displayed as of December 30, 2011.

Company	Market Capitalization (M)	Last 4 Quarters Revenue (M)	Number of Employees
Atmel	$3,980	$1,842	5,200
Autodesk	$6,404	$2,079	6,800
BMC Software	$7,168	$2,106	6,200
Cadence Design Systems	$2,561	$1,036	4,600
Cypress Semiconductor	$2,592	$940	3,500
FLIR Systems	$4,231	$1,530	3,215
JDS Uniphase	$2,325	$1,804	4,700
Linear Technology	$6,808	$1,484	4,505
McAfee*	N/A	$2,064	N/A
Novellus Systems	$2,022	$1,515	2,700
Nuance Communications	$6,692	$1,261	6,100
Polycom	$3,799	$1,357	3,230
Synopsys	$3,644	$1,520	6,707
Varian Medical Systems	$6,395	$2,529	5,300
VeriSign	$4,960	$722	1,048

75th Percentile	$6,402	$1,953	5,900
50th Percentile	$4,105	$1,520	4,650
25th Percentile	$2,855	$1,309	3,298
Trimble Navigation Limited	$5,367	$1,644	5,301

      * McAfee was acquired by Intel, but compensation data from McAfee’s most recent proxy filing were included.

For our prior fiscal year, our peer group included Sybase, which was removed as a result of its subsequent acquisition by Oracle Corporation. Altera, Netflix, and SunPower were also removed from the prior year to better align our peer group in terms of business complexity, financial characteristics and market valuation. Each of Autodesk, BMC Software, Nuance Communications and Polycom were added to our peer group from the last fiscal year as each was determined to be appropriate for purposes of peer group comparisons.

Discussion of Compensation Elements

Base Salary

Using the salary survey data supplied by Compensia, the Compensation Committee establishes base salaries for each Named Executive Officer within a range of salaries of the Company’s compensation peer group. In addition, the base salaries of the Named Executive Officers, including the chief executive officer, may be adjusted by the Compensation Committee after consideration of factors such as the relative performance of the Company, the performance of the business unit or function for which the executive is responsible, and the individual’s past performance and future potential.

The Compensation Committee believes that the compensation of the chief executive officer should be primarily influenced by the overall financial performance and total shareholder return of the Company. The Compensation Committee also believes that the compensation of the chief executive officer should be established within a range of compensation provided to similarly situated chief executive officers of the Company’s compensation peer group, as adjusted by the Compensation Committee’s consideration of the particular factors influencing the Company’s performance. A portion of the chief executive officer’s compensation package is established as base salary and the balance is variable and consists of an annual incentive cash bonus, stock option grants and/or restricted stock units.

In May 2011, the Board of Directors and the Compensation Committee approved increases in the annual base salaries for each of the Named Executive Officers, including the chief executive officer. Mr. Fosburgh’s increase was deferred until October 2011 in order to align the timing of his increase with the timing of reviews for the mobile resources division. The Board of Directors and the Compensation Committee considered the Company’s performance and percentile rankings compared to its compensation peer group, the current risks and challenges facing the Company, as well as the individual qualifications, skills and past performance of the Named Executive Officers in determining the amount of increases for the base salaries of the executives. Compared to its compensation peer group and the Company’s performance, the Company’s base salary for Named Executive Officers is below the median of our compensation peer group.

Short Term Incentives (Bonus Program)

The Company’s short term cash bonus incentive program is designed to motivate executives to achieve business goals and provide financial incentives when the Company and business areas meet or exceed annual goals and targets established under the incentive plan. Senior-level managers, executives of the Company, including Named Executive Officers, and certain other individual employees participate, upon approval by the chief executive officer, or by the Board with respect to the chief executive officer, participate in the Company’s Annual Management Incentive Plan (“MIP”). The MIP is a cash bonus plan that is designed to motivate our executives and other participants to achieve annual and quarterly business goals. At the time of this proxy filing, the 2012 MIP performance metrics had not yet been approved by the Board of Directors.

Cash bonuses under the MIP are based upon an eligible percentage of each participant’s base salary within a range of target incentive opportunities. For the Named Executive Officers, payments earned under the 2011 MIP depended upon the Company’s, or a combination of the Company’s and each sector’s, achievement of certain levels of operating income with certain minimum thresholds for revenue, and operating margin, established by the Board of Directors. The amount of payments under the MIP to each Named Executive Officer is dependent on the extent to which actual operating income results were relative to the Named Executive Officer’s operating income target. “Operating Income”, for the purposes of the MIP, means: (i) with respect to a sector or division, operating income for that sector or division; and (ii) with respect to the Company, operating income for the Company adjusted for amortization of intangibles, restructuring and infrequent charges. A sector is a grouping of like divisions within the Company.

Quarterly incentive payouts for Named Executive Officers under the 2011 MIP were based on the achievement of the operating income targets described in the Management Incentive Plan table; an annual payout was based on full-year performance against operating income targets. In 2011, each Named Executive Officer was eligible to receive 15% of his target incentive opportunity each quarter and the remainder after the close of the fiscal year. In that regard, if quarterly targets were paid out, they were not additive to the full year payout. It is possible for a Named Executive Officer to achieve quarterly targets for operating income and therefore receive quarterly payouts, but not achieve the annual target for operating income. In such a case, the Named Executive Officer could receive a quarterly payout, but not receive an annual payout. Conversely, a Named Executive Officer could achieve the annual target and receive the full annual payout amount, but not receive all quarterly payouts if the quarterly targets for operating income were not met in each quarter.

Participants are required to remain continuously employed through a payment date to be entitled to a payout for the applicable period.

The incentive target opportunities for the Named Executive Officers are recommended by the chief executive officer of the Company and approved by the Board of Directors. The target incentive payouts for the Named Executive Officers were 80% of the annual base salary for each executive for the 2011 fiscal year. The incentive target opportunity for the Company’s chief executive officer is 125% of his annual base salary, and was approved by the disinterested members of the Board of Directors. These target opportunities remain unchanged from fiscal year 2010. Potential target incentive opportunities for the Named Executive Officers, including the chief executive officer, under the 2011 MIP could range from zero to 300% of the target incentive opportunity based upon achievement of operating income goals of a combination of sector and/or Company performance, as applicable, for such executives, and if threshold requirements for revenue and operating margin were met.

The actual incentive payouts to the Named Executive Officers under the 2011 MIP ranged from 80% to 165% of each participant’s target incentive opportunity, depending on how the Company and its sectors performed relative to the respective operating income targets, if threshold requirements were met for revenue and operating margin for the Company and its sectors, as shown in the Management Incentive Plan Table below.

The Management Incentive Plan Table below sets forth the 2011 MIP operating income targets, operating income results, targets and actual incentive awards for each of the Named Executive Officers. The Management Incentive Plan table also sets forth the percentages of the incentive payouts, as a percentage of each participant’s target incentive opportunity, for each Named Executive Officer for the 2010 and 2009 fiscal years. The targets, operating income results, and incentive payouts shown the table below for Messrs. Bahri and Berglund were based on total Company results. The operating income targets for each of Messrs. Fosburgh, Harrington and Gibson correspond to the performance of each such executive’s sectors. The award columns for Messrs. Fosburgh, Harrington and Gibson were based 50% on total Company results and 50% based on each executive’s respective sectors. The dollar targets and operating income are shown in millions while the awards are shown in thousands, rounded.

Management Incentive Plan Table

	Operating Income Targets (M$)					Operating Income Results (M$)						2011 Award			2010	2009
Name	Q1	Q2	Q3	Q4	2011	Q1	Q2	Q3	Q4	2011	Annual Revenue & Oper- ating Margin Thres- holds Met	Target (K$)	Actual (K$)	% of Tar- get	% of Tar- get	% of Tar- get
Steven W. Berglund (1)	56	72	57	59	243	63	73	64	55	255	Y	862	1,261	146%	250%	33%

Rajat Bahri (1)	56	72	57	59	243	63	73	64	55	255	Y	266	389	146%	250%	34%

Mark A. Harrington (2)
Company:	56	72	57	59	243	63	73	64	55	255	Y	133	194	146%	250%	34%
Sector:	48	42	27	32	149	57	48	32	40	177	Y	133	244	183%	15%	18%
Total:												266	438	165%	133%	26%

Christopher W. Gibson (3)
Company:	56	72	57	59	243	63	73	64	55	255	Y	107	156	146%	250%	28%
Sector:	16	21	21	23	80	12	23	23	20	79	Y	107	88	82%	190%	0%
Total:												214	244	114%	220%	11%

Bryn A. Fosburgh (4)
Company:	56	72	57	59	243	63	73	64	55	255	Y	128	187	146%	250%	34%
Sector:	3	12	10	8	33	2	10	11	7	29	Y	128	19	15%	222%	78%
Total:												256	205	80%	236%	56%

(1) Mr. Berglund and Mr. Bahri’s incentive awards were $1,260,591 and $388,762, respectively, or 146% of their target bonus opportunities because the Company exceeded its operating income targets and also met the annual threshold requirements for revenue and operating margin.

(2) Mr. Harrington’s incentive award was $437,938, or $165% of his incentive target opportunity because both the Company and his sector exceeded the operating income targets and both the Company and his sector met the annual threshold requirements for revenue and operating margin.

(3) Mr. Gibson’s incentive award was $243,783, or 114% of his incentive target opportunity, because the Company exceeded its operating income targets, and met the annual threshold requirements for revenue and operating margin. Mr. Gibson’s sector met the annual thresholds for revenue and operating margin, however, his sector operating income performance was under target.

(4) Mr. Fosburgh’s incentive award was $205,226 or 80% of his target incentive opportunity because the Company exceeded its annual operating targets and also met the annual threshold requirements for revenue and operating margin. Mr. Fosburgh’s sector met the annual thresholds for revenue and operating margin, however, his sector’s operating income performance was under target.

The MIP formula is not a one to one ratio between the percentage by which the operating income target was exceeded and the percentage of bonus paid to the Named Executive Officers. The table below reflects the degree of difficulty required for each level of payout under the MIP, shown as the minimum percentage of growth in operating income versus the operating income for the prior year. Incentive payouts under the MIP can range from zero to 300% of the executive’s target opportunity, upon achievement of the required annual thresholds for revenue and operating margin, and the achievement of minimum operating income targets.

	Operating Income Growth % (vs. prior year)
Incentive Payout as a % of Target Opportunity	Company	Mark Harrington Sector	Christopher W. Gibson Sector	Bryn A. Fosburgh Sector
0%	11%	11%	42%	25%
100%	25%	20%	62%	47%
200%	38%	47%	76%	87%
300%	55%	66%	101%	131%

Long Term Incentives (Equity)

The Compensation Committee and the Board of Directors view equity awards such as stock options and restricted stock units as an important component of the Company’s long term, performance-based compensation program. The value of a stock option or a restricted stock unit bears a direct relationship to the Company’s stock price, and therefore, these awards are an incentive for executives, managers and other employees to create value for shareholders. Equity awards also help the Company retain qualified employees in a competitive market.

The Company does not require that its Named Executive Officers acquire or maintain stock ownership as a condition of employment. All stock option grants and restricted stock units to the Named Executive Officers are granted out of the Company’s 2002 Stock Plan. Stock options are granted with an exercise price equal to the closing price of the Company’s Common Stock on the date of grant.

Currently, stock options and restricted stock unit awards are granted on a semi-annual basis to the Named Executive Officers, based on individual performance, future potential, ability to influence the Company’s long term growth and profitability, and importance to the Company’s success. The amounts of the stock option grants and restricted stock unit awards are also intended to provide competitively sized grants and resulting total target compensation near the 50th percentile relative to our compensation peer group, and Radford survey companies for similar roles and positions for each of the Named Executive Officers.

The Board of Directors may grant stock options or restricted stock units while the directors are in possession of material, non-public information. Due to the fact that the Board of Director’s regular meetings are timed to coincide with the preparation of the Company’s quarterly financial results, option grants have and will occur shortly before an earnings release. The Compensation Committee or the Board of Directors may also grant options at a special meeting, or by unanimous written consent, in special circumstances, such as to facilitate the hiring of a key executive.

In May 2011 and October 2011 the Board of Directors, on recommendation from the Compensation Committee, approved merit grants of stock options and restricted stock units to the Named Executive Officers, including the chief executive officer. In May 2011, each of the Named Executive Officers, except for the chief executive officer, received stock option grants to purchase 25,000 shares at an exercise price of $43.06. In October 2011, each of the Named Executive Officers, except for the chief executive officer, received stock option grants to purchase 40,000 shares at an exercise price of $41.28. In addition, except for the chief executive officer, each of the Named Executive Officers received restricted stock units in the amount of 1,600 shares in the 2011 fiscal year.

Based on the Board of Directors’ and the Compensation Committee’s evaluation of the chief executive officer, in May 2011, the Board of Directors approved an option to purchase 100,000 shares of the Company’s Common Stock at an exercise price of $43.06 per share. In addition, in October 2011, the Board of Directors, upon recommendation from the Compensation Committee, approved an option for Mr. Berglund to purchase 200,000 shares of the Company’s Common Stock at an exercise price of $41.28 per share, and 2,000 restricted stock units.

The options granted to each of the Named Executive Officers vest 40% after 2 years and ratably on a monthly basis thereafter such that the options vest fully after five years. Upon any change in control, these options would become fully vested. The restricted stock units granted to each of the Named Executive Officers vest in full on the third anniversary of the grant date. Upon vesting, the restricted stock units may be settled by issuing the number of shares shown below in the “Grants of Plan-Based Awards” table, or by a cash payment equal to the fair market value of the shares on the vesting date, or a combination of shares and cash, at the discretion of the Company.

The grants to the Named Executive Officers are enumerated in the table entitled “Grants of Plan-Based Awards for the 2011 Fiscal Year.”

Other Compensation and Benefits, Including Perquisites and Retirement Benefits

The Company’s Named Executive Officers are entitled to employee benefits generally available to all full time employees, subject to the satisfaction of certain eligibility requirements. These benefits include health, welfare and paid time off benefits generally available to all U.S. employees. In addition, employees, including the Named Executive Officers, are eligible to participate in the Company’s 401(k) retirement plan. Participants in the 401(k) may receive up to $2,500 per year in matching Company contributions. In structuring these benefits, the Company provides an aggregate level of benefits that are comparable to those provided by similar companies.

In connection with Mr. Gibson’s relocation to the United States, the Company entered into a letter of assignment dated June 11, 2008, as amended December 20, 2009, pursuant to which the Company agreed to repatriate Mr. Gibson to England at the Company’s expense in the event of Mr. Gibson’s termination or, in the event of Mr. Gibson’s retirement from the Company after 2016.

Say on Pay

Our Board of Directors and the Company’s management value the opinions of our shareholders. At the 2011 annual meeting of shareholders, more than 92% of the votes cast on the Say on Pay proposal were in favor of our executive compensation program. The Board of Directors reviewed the results of the Say on Pay vote and in light of the substantial approval from shareholders of our executive compensation program, we did not make any changes to the Company’s executive compensation program as a result of the outcome of the favorable Say on Pay vote. In addition, more than 67% of the Company’s shareholders voted in favor of an annual Say on Pay vote. As a result, the Company is providing its shareholders with the opportunity to cast an advisory Say on Pay vote every year, until the next advisory vote on the frequency of such votes. Accordingly, our Board of Directors recommends that you vote “FOR” Item IV at the Annual Meeting. For more information, please see “Item IV, Advisory Vote on Compensation for Our Named Executive Officers” in this proxy statement.

Risk Assessment

In setting compensation, our Compensation Committee also considers the risks to our shareholders, and the Company as a whole, arising out of our compensation programs. The Company’s management team has assessed the risk profile of our compensation programs. Their review considered risk-determining characteristics of the overall structure and individual components of our Company-wide compensation program, including our base salaries, incentive plans and equity plans. The management team provided its report of the findings to the Board of Directors for its review and consideration. Following this assessment, the Board of Directors concurred with management’s conclusions that the Company’s compensation policies were not reasonably likely to have a material adverse effect on the Company. For example,

•  Balance of Compensation: Across the Company, individual elements of our compensation program include base salaries, incentive compensation, and for certain of our employees, equity-based awards. By providing a mix of different elements of compensation which reward both short-term and long term performance, the Company’s compensation programs as a whole provide a balanced approach to incentivizing and retaining employees, without placing an inappropriate emphasis on any particular form of compensation.

•  Objective Company Results and Pre-established Performance Measures Dictate Annual Incentives: Under the Company’s cash incentive plans, payments are subject to the satisfaction of specific annual performance targets established by our Board of Directors. These performance targets are directly and specifically tied to revenue and operating income performance for the Company and/or divisions for the applicable fiscal year. Profit sharing payments are made quarterly based on actual Company profits, and not estimated profits.

•  Use of Long Term Incentive Compensation: Equity-based long term incentive compensation that vests over a period of years is a key component of total compensation of our executive employees. This vesting period encourages our executives to focus on sustaining the Company’s long term performance. These grants are also made annually, so executives always have unvested awards that could decrease significantly in value if our business is not managed for the long term.

•  Internal Processes Further Limit Risk: The Company has in place additional processes to limit risk to the Company from our compensation programs. Specifically, payroll programs and financial results upon which incentive compensation payments are based are subject to regular review and audit and our human resources executives meet periodically with our internal audit personnel to review various controls in place with respect to our compensation programs. In addition, the Company engages an external compensation consulting firm for design and review of our compensation programs, as well as external legal counsel to assist with the periodic review of our compensation plans to ensure compliance with applicable laws and regulations.

Executive Compensation Tables

This section includes the executive compensation tables required by Item 402 of Regulation S-K, promulgated under the Securities Act of 1933, as amended.

Summary Compensation Table

The following table sets forth the compensation, including incentive cash bonuses, earned during the 2011, 2010, and 2009 fiscal years, respectively, by: (i) all persons who served as the Company’s chief executive officer during the last completed fiscal year; (ii) all persons who served as the Company’s chief financial officer during the last completed fiscal year; and (iii) the three other most highly compensated executive officers of the Company serving at the end of the last completed fiscal year.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary (1)	Stock Awards (2)	Option Awards (2)	Non-Equity Incentive Plan Comp- ensation (1)	All Other Comp- ensation (3)		Total
Steven W. Berglund President & Chief Executive Officer	2011	$689,790	$82,560	$4,605,000	$1,260,591	$-		$6,637,941
	2010	$625,131	$126,700	$3,638,000	$1,958,963	$-		$6,348,794
	2009	$618,000	$400,200	$2,394,000	$243,338	$-		$3,655,538

Rajat Bahri Chief Financial Officer	2011	$332,389	$66,048	$999,750	$388,762	$2,500		$1,789,449
	2010	$300,872	$144,800	$784,500	$603,416	$319,355		$2,152,943
	2009	$297,400	$100,050	$676,500	$78,078	$42,500		$1,194,528

Mark A. Harrington Vice President	2011	$332,389	$66,048	$999,750	$437,938	$2,500		$1,838,625
	2010	$300,872	$144,800	$784,500	$319,555	$350,638		$1,900,365
	2009	$297,400	$100,050	$595,800	$59,860	$4,854		$1,057,964

Christopher W. Gibson Vice President	2011	$266,827	$66,048	$999,750	$243,783	$25,588	(4)	$1,601,996
	2010	$237,711	$144,800	$784,500	$380,044	$40,383		$1,587,438

Bryn A. Fosburgh Vice President	2011	$318,923	$66,048	$999,750	$205,226	$2,500		$1,592,447
	2010	$261,785	$144,800	$613,800	$495,240	$2,500		$1,518,125
	2009	$256,529	$100,050	$595,800	$111,030	$2,500		$1,065,909

(1)	The amounts shown in the columns for Salary and Non-Equity Incentive Plan Compensation include amounts earned in the applicable year but deferred at the election of the Named Executive Officer pursuant to the Company’s Non-Qualified Deferred Compensation Plan. In May 2011, the Board of Directors approved the following annual base salaries for the Named Executive Officers: Mr. Berglund, $710,000; Mr. Bahri, $342,312; Mr. Harrington, $342,312; and Mr. Gibson, $276,750. In October 2011, the Board of Directors approved an increase in base salary for Mr. Fosburgh, to $342,000.

(2)	The amounts in these columns represent the grant date fair value of stock options and restricted stock unit awards, calculated pursuant to FASB ASC Topic 718, for the year in which the stock option or restricted stock unit award was granted. For a description of the assumptions used in determining the values described in these columns, please refer to Note 12: Employee Stock Benefit Plans of the Company’s Annual Report on Form 10-K filed on February 27, 2012.
(3)	Except as otherwise noted, the amounts in this column for the 2011 fiscal year represent Company matching contributions under the Company’s 401(k) plan for the periods in which they accrued. All full-time employees are eligible to participate in the Company’s 401(k) plan.
(4)	Represents the Company’s contributions to the Non-Qualified Deferred Compensation Plan on Mr. Gibson’s behalf pursuant to the letter of assignment between the Company and Mr. Gibson dated June 11, 2008, as amended on December 20, 2009.

Grants of Plan-Based Awards

The table below lists the stock option grants, and restricted stock unit awards, and estimated future MIP target incentive opportunities, for each of the Named Executive Officers during the fiscal year ended December 30, 2011. As of the date of this proxy statement, the 2012 target incentive opportunities under the Company’s MIP were not determinable. Therefore, the information displayed in the table below reflects the target incentive opportunities for the 2011 fiscal year for each Named Executive Officer.

Grants Of Plan-Based Awards For The 2011 Fiscal Year (1)

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards (3)
Name	Grant Date	Threshold	Target	Maximum	All Other Stock Awards: Number of Shares of Stocks or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share) (1)	Grant Date Fair Value of Stock and Option Awards (2)
Steven W. Berglund	5/3/11				-	100,000	$43.06	$1,575,000
	10/28/11				2,000	200,000	$41.28	$3,112,560
		$ -	$862,238	$2,586,713
Rajat Bahri	5/3/11				-	25,000	$43.06	$393,750
	10/28/11				1,600	40,000	$41.28	$672,048
		$ -	$265,911	$797,733
Mark A. Harrington	5/3/11				-	25,000	$43.06	$393,750
	10/28/11				1,600	40,000	$41.28	$672,048
		$ -	$265,911	$797,733
Christopher W. Gibson	5/3/11				-	25,000	$43.06	$393,750
	10/28/11				1,600	40,000	$41.28	$672,048
		$ -	$213,462	$640,385
Bryn A. Fosburgh	5/3/11				-	25,000	$43.06	$393,750
	10/28/11				1,600	40,000	$41.28	$672,048
		$ -	$255,138	$765,415

(1)	The exercise price for each of the stock options granted to the Named Executive Officers was equal to the closing price of the Company’s Common Stock on the date of grant.
(2)	Represents the aggregate grant date fair value for each of the stock options, and restricted stock units, calculated in accordance with FASB ASC Topic 718. All stock options and restricted stock units were granted under the Company’s 2002 Stock Plan.
(3)	The target incentive opportunities for the 2011 fiscal year were as follows: Mr. Berglund, 125% of his annual base salary; Messrs. Bahri, Harrington, Fosburgh, and Gibson, 80% of each of their annual base salaries.

Outstanding Equity Awards at Fiscal Year-End

The table below shows the stock options and stock awards outstanding for each of the Named Executive Officers as of the fiscal year ended December 30, 2011.

Outstanding Equity Awards for the 2011 Fiscal Year
Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date (1)	Option Grant Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Award Grant Date	Market Value of Shares or Units of Stock That Have Not Vested (3)
Steven W. Berglund	93,599	-	$8.50	7/16/2013 (4)	7/16/2003	20,000	5/19/2009	$868,000
	100,000	-	$17.00	12/20/2015 (4)	12/20/2005	3,500	10/26/2010	$151,900
	180,000	-	$23.44	10/20/2013	10/20/2006	2,000	10/28/2011	$86,800
	41,667	8,333	$40.59	10/20/2014	10/20/2007
	29,334	10,666	$28.00	4/21/2015	4/21/2008
	95,000	55,000	$19.96	10/20/2015	10/20/2008
	51,666	48,334	$20.01	5/19/2016	5/19/2009
	86,667	113,333	$21.68	10/23/2016	10/23/2009
	-	100,000	$30.80	4/27/2017	4/27/2010
	-	200,000	$36.20	10/26/2017	10/26/2010
	-	100,000	$43.06	5/3/2018	5/3/2011
	-	200,000	$41.28	10/28/2018	10/28/2011
Rajat Bahri	20,000	-	$17.00	12/20/2015 (4)	12/20/2005	5,000	5/19/2009	$217,000
	100,000	-	$18.24	1/19/2016 (4)	1/19/2006	4,000	10/26/2010	$173,600
	40,000	-	$23.44	10/20/2013	10/20/2006	1,600	10/28/2011	$69,440
	16,667	3,333	$40.59	10/20/2014	10/20/2007
	14,667	5,333	$28.00	4/21/2015	4/21/2008
	44,333	25,667	$19.96	10/20/2015	10/20/2008
	18,083	16,917	$20.01	5/19/2016	5/19/2009
	21,667	28,333	$21.68	10/23/2016	10/23/2009
	-	25,000	$30.80	4/27/2017	4/27/2010
	-	40,000	$36.20	10/26/2017	10/26/2010
	-	25,000	$43.06	5/3/2018	5/3/2011
	-	40,000	$41.28	10/28/2018	10/28/2011
Mark A. Harrington	2,000	-	$17.00	12/20/2015 (4)	12/20/2005	5,000	5/19/2009	$217,000
	40,000	-	$23.44	10/20/2013	10/20/2006	4,000	10/26/2010	$173,600
	20,833	4,167	$40.59	10/20/2014	10/20/2007	1,600	10/28/2011	$69,440
	14,666	5,334	$28.00	4/21/2015	4/21/2008
	16,333	25,667	$19.96	10/20/2015	10/20/2008
	18,083	16,917	$20.01	5/19/2016	5/19/2009
	17,333	22,667	$21.68	10/23/2016	10/23/2009
	-	25,000	$30.80	4/27/2017	4/27/2010
	-	40,000	$36.20	10/26/2017	10/26/2010
	-	25,000	$43.06	5/3/2018	5/3/2011
	-	40,000	$41.28	10/28/2018	10/28/2011
Christopher W. Gibson	13,500	-	$8.50	7/16/2013 (4)	7/16/2003	4,000	5/19/2009	$173,600
	16,000	-	$14.53	10/22/2014 (4)	10/22/2004	4,000	10/26/2010	$173,600
	9,000	-	$17.00	12/20/2015 (4)	12/20/2005	1,600	10/28/2011	$69,440
	15,000	-	$23.44	10/20/2013	10/20/2006
	8,333	1,667	$40.59	10/20/2014	10/20/2007
	5,500	2,000	$28.00	4/21/2015	4/21/2008
	15,833	9,167	$19.96	10/20/2015	10/20/2008
	14,467	13,533	$20.01	5/19/2016	5/19/2009
	17,333	22,667	$21.68	10/23/2016	10/23/2009
	-	25,000	$30.80	4/27/2017	4/27/2010
	-	40,000	$36.20	10/26/2017	10/26/2010
	-	25,000	$43.06	5/3/2018	5/3/2011
	-	40,000	$41.28	10/28/2018	10/28/2011
Bryn A. Fosburgh	10,500	-	$23.44	10/20/2013	10/20/2006	5,000	5/19/2009	$217,000
	4,583	4,167	$40.59	10/20/2014	10/20/2007	4,000	10/26/2010	$173,600
	4,584	6,666	$28.00	4/21/2015	4/21/2008	1,600	10/28/2011	$69,440
	12,833	25,667	$19.96	10/20/2015	10/20/2008
	18,084	16,916	$20.01	5/19/2016	5/19/2009
	17,333	22,667	$21.68	10/23/2016	10/23/2009
	-	10,000	$30.80	4/27/2017	4/27/2010
	-	40,000	$36.20	10/26/2017	10/26/2010
	-	25,000	$43.06	5/3/2018	5/3/2011
	-	40,000	$41.28	10/28/2018	10/28/2011

(1)

Unless otherwise noted, all stock options vest 40% on the second anniversary of the date of the grant and 1/60th of each stock option vests each month thereafter such that the stock options fully vest five years from the date of grant. These stock options have a term of seven years.

(2)	The restricted stock units shown in this column vest in full on the third anniversary of the grant date, subject to each Named Executive Officer’s continued employment with the Company. Upon vesting, the restricted stock units may be settled by issuing the number of shares shown in the table, or by a cash payment equal to the fair market value of the shares on the vesting date, or a combination of shares and cash, at the discretion of the Company.
(3)	The market value of the unvested portion of the restricted stock units for each Named Executive Officer was calculated by multiplying the number of unvested shares by the closing price of the Company’s Common Stock on December 30, 2011, which was $43.40.
(4)

The stock options noted vest 20% on the first anniversary of the date of the grant and 1/60th each month thereafter such that the stock options fully vest five years from the date of grant. These options have a term of ten years.

Option Exercises and Stock Vested

The table below shows the aggregate number of shares subject to stock options that were exercised by each of the Named Executive Officers and the aggregate number of shares acquired through vesting of restricted stock units, during the fiscal year ended December 30, 2011.

Option Exercises And Stock Vested In The 2011 Fiscal Year

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting
Steven W. Berglund	286,401	$8,998,637	-	$-
Rajat Bahri	216,000	$6,805,160	-	$-
Mark A. Harrington	-	$-	-	$-
Christopher W. Gibson	-	$-	-	$-
Bryn A. Fosburgh	61,416	$1,477,797	-	$-

(1)	The dollar amounts shown are determined by multiplying (x) the difference between the closing price of our common stock on the NASDAQ on the exercise date and the option exercise price by (y) the number of shares exercised.

Post-Employment Compensation

Deferred Compensation

The Company has adopted a Non-Qualified Deferred Compensation Plan (“DCP”) in which certain employees, officers and members of the Board of Directors may participate. Participants in the DCP may elect to defer a portion of their salary, bonus, commissions or director fees. Participation in the DCP is voluntary. A participant in the DCP may defer a minimum of 5% of the participant’s base salary and a maximum of 90% of the participant’s base salary and 100% of the participant’s bonus, commissions or director’s fees.

Except for Mr. Gibson, the Company has not made any contributions to the DCP, on behalf of the members of the Board of Directors or the Named Executive Officers or directors, even though the

Company has the ability to do so under the terms of the DCP. In connection with Mr. Gibson’s relocation to the United States, and pursuant to a letter of assignment dated June 11, 2008, as amended on December 20, 2009, the Company agreed to contribute to the DCP on Mr. Gibson’s behalf in the amount of 5% of Mr. Gibson’s annual base salary and MIP earnings. The Company’s contribution is contingent upon Mr. Gibson contributing matching funds to the DCP. The Company’s contribution is made on a quarterly basis, and is net of applicable taxes.

Contributions by participants are held in an irrevocable grantor trust for the benefit of the participants, and are subject to claims by the Company’s general creditors. Upon enrollment in the DCP, participants may choose from a selection of measurement funds in which to place their contributions. The DCP’s measurement funds are similar to the funds available to employees who participate in the Company’s 401(k) retirement plan. Participants may elect to receive withdrawals from the DCP in the form of scheduled distributions, retirement benefits, or in the event of a change in control, as defined in the DCP. The DCP also provides for distributions in the event of a participant’s termination of employment, disability or death. In addition, participants may request withdrawals from the DCP in the event of a severe financial hardship.

The table below shows contributions to the DCP by, or on behalf of, each of the Named Executive Officers during the fiscal year ended December 30, 2011.

Nonqualified Deferred Compensation Plan for the 2011 Fiscal Year
Name	Executive Contributions in the 2011 fiscal year (1)	Company Contributions in the 2011 fiscal year	Aggregated Earnings (Losses) in the 2011 fiscal year	Aggregate Withdrawals or Distributions	Aggregate Balance at December 30, 2011 (2)
Steven W. Berglund	$-		$-	$-	$-
Rajat Bahri	$-		$8,488	$168,456	$326,188
Mark A. Harrington	$-		$(24,259)	$-	$334,430
Christopher W. Gibson	$92,170	$34,809 (3)	$(6,110)	$-	$180,174
Bryn A. Fosburgh	$-		$-	$-	$-

(1)	The amount of each Named Executive Officer’s contribution, if any, to the DCP is included in the Summary Compensation Table for each respective officer for the fiscal year in which such compensation was earned.
(2)	The amount shown in this column includes contributions and earnings for prior fiscal years (subject to withdrawals and losses), as follows: Mr. Bahri, $486,156; Mr. Harrington, $358,689; and Mr. Gibson, $59,304. Each Named Executive Officer’s contributions for prior fiscal years are reported the Summary Compensation Table for the year in which such compensation was earned.
(3)	The Company contribution amounts shown in the table above for Mr. Gibson reflect the amounts actually deposited into DCP during the 2011 fiscal year, whereas the amounts shown in the Summary Compensation Table reflect the amount of matching contributions Mr. Gibson earned for the 2011 fiscal year.

Potential Payments on a Change in Control

The Company’s Board of Directors approved a standard form of change in control and severance agreement for executive officers in 2003, and modified this form in 2008 to comply with Section 409A of the Code. All of the Named Executive Officers, including the chief executive officer, are parties to change in control and severance agreements with the Company.

The standard form of agreement provides that each of the executive’s then-unvested stock options will vest upon a change in control (as defined in the agreement). The standard agreement also provides that, if the executive’s employment is terminated other than by reason of a Nonqualifying Termination (as defined in the agreement) within the period commencing with the change in control and ending one year following the change in control, (i) the executive shall receive a severance payment equal to one year of base salary plus the highest of the executive’s target bonus for the fiscal year in which the change in control occurs, or in which the termination occurs, or the average of the executive’s bonus for the three years preceding the termination (each calculated in accordance with the terms of the agreement), (ii) the Company shall continue to provide the executive with medical and other insurance for a period of one year following the date of termination of employment on the same basis as provided prior to termination, and (iii) the executive may exercise any then-outstanding stock options for a period of one year following the date of termination of employment, unless such options expire earlier.

In the event that the benefits payable under the change in control and severance agreement constitute “parachute payments” within the meaning of Section 280G of the Code and would be subject to the excise tax imposed by Section 4999 of the Code (“Excise Tax”), then the executive’s benefits under the change in control and severance agreement shall be either: (i) delivered in full, or (ii) delivered as to such lesser extent as would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts results in the receipt by the executive on an after-tax basis, of the greatest amount of benefits. The foregoing shall take into account the applicable federal, state and local income taxes and the Excise Tax, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

The foregoing description of the Change in Control and Severance Agreements is qualified in its entirety by the form of change in control and severance agreement filed as exhibit 10.13 to the Company’s Annual Report on Form 10-K filed on March 2, 2009.

The Board of Directors evaluated a variety of factors that would constitute triggering events for executives and determined that those factors included in the form of change in control and severance agreement were appropriate.

The table below sets forth the estimated benefits that each respective Named Executive Officer would receive under his form of change in control severance agreement. The calculation of the estimated payments described in the table is based upon the assumption that a change in control event occurred on December 30, 2011, and that each Named Executive Officer’s employment terminated upon or immediately following such event.

All unvested stock options for the Named Executive Officers listed below will immediately vest upon the occurrence of a change in control event, as that term is defined in each named executive officer’s change in control and severance agreement. The amounts shown below reflect the aggregate number of shares underlying each executive’s unvested stock options that would have vested if a change in control event had occurred on December 30, 2011. In addition, under the terms of the Company’s 2002 Stock Plan, if the then unvested restricted stock units for the Named Executive Officers were assumed by an acquiring company, and the Named Executive Officers were terminated following a change in control, the restricted stock units would immediately vest.

Potential Payments upon a Change-in-Control
Name	Salary	Bonus Accrued but Unpaid as of Fiscal Year End (1)	Bonus (2)	Accrued Vacation	Health Benefits	Accelerated Vesting of Options and Restricted Stock Units (# of Shares)	Aggregate Market Value of Accelerated in-the-Money Options as of December 30, 2011 (3)	Aggregate Market Value of Accelerated Restricted Stock Units as of December 30, 2011 (4)	Total
Steven W. Berglund	$710,000	$876,374	$1,154,297	$142,000	$17,689	861,166	$8,226,997	$1,106,700	$12,234,057
Rajat Bahri	$342,312	$270,293	$356,752	$16,907	$15,384	220,183	$2,400,510	$460,040	$3,862,198
Mark A. Harrington	$342,312	$319,469	$272,451	$54,536	$11,907	215,352	$2,279,803	$460,040	$3,740,518
Christopher W. Gibson	$276,750	$163,721	$213,461	$47,899	$15,384	188,634	$1,755,523	$416,640	$2,889,378
Bryn A. Fosburgh	$342,000	$130,346	$270,499	$51,300	$15,029	201,683	$2,111,293	$460,040	$3,380,507

(1)	The incentive bonus amount represents the amount of bonus accrued under the MIP as of December 30, 2011.
(2)	Under the Company’s change in control and severance agreement, each Named Executive Officer is entitled to receive the highest of the target bonus for the 2011 fiscal year in which the change in control occurs or in which the termination occurs, or the average of the executive’s bonus for the three years preceding the termination. For Messrs. Berglund, Bahri, Fosburgh and Harrington, the amounts shown are the averages of the bonuses for the prior 3 years for such executives. For Mr. Gibson, the amount shown is the target bonus for the 2011 fiscal year.
(3)	The amounts shown in this column represent the market value of the unvested options on December 30, 2011, less the exercise price of such options. The closing price of the Company’s common stock on December 30, 2011 was $43.40.
(4)	The aggregate market value of the unvested portion of the restricted stock units for each Named Executive Officer was calculated by multiplying the number of unvested shares by the closing price of the Company’s Common Stock on December 31, 2011, which was $43.40.

Chief Executive Officer

In addition, Mr. Berglund is eligible to receive certain severance benefits pursuant to a letter of employment dated March 17, 1999. In the event of an involuntary termination, or upon his disability or any termination other than for cause, Mr. Berglund is eligible to receive 12 months severance pay at an amount equal to his base salary at the date of separation, plus one half of his annual bonus accrued to the date of separation.

An “Involuntary Termination” under the letter of employment means: (i) without Mr. Berglund’s consent, his assignment to any duties or the significant reduction of his duties, either of which is inconsistent with his position or title with the Company and responsibilities in effect immediately prior to such assignment, or his removal from such position and responsibility, or a reduction in his title; (ii) a greater than 10% reduction by the Company in Mr. Berglund’s base compensation as in effect immediately prior to such reduction; provided, however, that such reduction shall not apply if substantially all executive officers of the Company agree to a similar reduction in base compensation; or (iii) any purported termination of Mr. Berglund by the Company (other than a voluntary termination initiated by Mr. Berglund) which is not effected for disability or for cause.

Mr. Berglund would not receive severance benefits under the letter of employment if he: (i) is convicted of a felony; (ii) commits a willful act which constitutes gross misconduct and which is injurious to the Company and which is not cured within 30 days after written notice of such breach is given to Mr. Berglund by the Board of Directors; or (iii) continuously and repeatedly refuses to abide by the reasonable directions of the Board of Directors. The description of Mr. Berglund’s employment letter is qualified in its entirety by the text of the letter of employment dated March 17, 1999, which is filed as exhibit 10.67 to the Company’s Annual Report on Form 10-K for the fiscal year ended January 1, 1999.

The table below sets forth the estimated severance payments to Mr. Berglund upon an involuntary termination, disability or a termination other than for cause under the letter of employment dated March 17, 1999. The amounts shown assume that an involuntary termination event occurred on December 30, 2011. Upon termination of Mr. Berglund’s employment on or following the occurrence of a change in control event, Mr. Berglund would be entitled to the severance amount set forth below in addition to the amount described in the table above.

Base Salary	Bonus	Total
$ 710,000	$ 431,119	$ 1,141,119

Christopher W. Gibson

In connection with Mr. Gibson’s relocation to the United States, and pursuant to a letter of assignment dated June 11, 2008 as amended on December 20, 2009, the Company agreed to repatriate Mr. Gibson to England at the Company’s expense in the event of Mr. Gibson’s termination or, in the event of Mr. Gibson’s retirement from the Company after 2016.

Tax and Accounting Treatment; Other Information.

Tax and Accounting Treatment

Section 162(m) of the Code generally limits the deductibility by the Company of compensation in excess of $1,000,000 paid to certain executive officers to the extent the compensation is not considered performance-based. The Compensation Committee and the Board of Directors believe that it is essential to reward and motivate executives based on the assessment of the individual’s performance, the current market conditions and the individual’s contribution to the success of the Company. The Compensation Committee and the Board of Directors also believe that preserving the Company’s future tax deductions under Section 162(m) is beneficial to the Company and its shareholders. However, the Compensation Committee and the Board of Directors reserve the right to award compensation to executive officers that may not be deductible under Section 162(m) where such compensation furthers overall compensation objectives and is in the best interest of the Company’s shareholders.

A portion of the compensation paid by the Company to Messrs. Berglund, Harrington, Gibson and Fosburgh for the 2011 fiscal year may not be fully deductible for federal income tax purposes if such compensation does not satisfy the requirements of performance-based compensation under Section 162(m).

To the extent that non-performance based compensation received by certain executive officers in a future year would exceed $1,000,000, the amount in excess of $1,000,000 would not be deductible by the Company.

AUDIT COMMITTEE REPORT

The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that it is specifically incorporated by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee is a separately-designated standing committee of the Board of Directors, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, and operates under a written charter adopted by the Board of Directors. Among its other functions, the Audit Committee recommends to the Board of Directors, subject to shareholder ratification, the selection of the Company’s independent auditor.

The Audit Committee has reviewed and discussed the Company’s consolidated financial statements and financial reporting process with the Company’s management, which has the primary responsibility for the Company’s consolidated financial statements and financial reporting processes, including establishing and maintaining adequate internal controls over financial reporting and evaluating the effectiveness of such internal controls. Ernst & Young, the Company’s current independent auditor, is responsible for performing an audit and expressing an opinion on the conformity of the Company’s audited financial statements to U.S. generally accepted accounting principles and performing an audit and expressing an opinion on the effectiveness of internal control over financial reporting. The Audit Committee has reviewed and candidly discussed with Ernst & Young the overall scope and plans of its audits, its evaluation of the Company’s internal controls, the overall quality of the Company’s financial reporting processes and accounting principles and judgment, and the clarity of disclosures in the Company’s consolidated financial statements.

The Audit Committee has discussed with Ernst & Young those matters required to be discussed by Statement of Auditing Standards No. 61 (“Communication With Audit Committees”), as amended by Statement of Auditing Standards No. 90 (“Audit Committee Communications”). Ernst & Young has provided the Audit Committee with the written disclosures and the letter required by the Public Company Accounting Oversight Board. The Audit Committee has also discussed with Ernst & Young its independence from management and the Company and has also determined that Ernst & Young’s provision of non-audit services (such as tax-related services) to the Company and its affiliates is compatible with maintaining the independence of Ernst & Young with respect to the Company and its management.

Based on the Audit Committee’s discussion with management and the independent auditors, and the Audit Committee’s review of the representation of management and the report of the independent auditor to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s annual report on Form 10-K for the fiscal year ended December 30, 2011.

Submitted by the Audit Committee of the Company’s Board of Directors,

William Hart, Chairman	Bradford W. Parkinson, Member	Mark S. Peek, Member
Audit Committee	Audit Committee	Audit Committee

Nickolas W. Vande Steeg, Member

Audit Committee

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT AND RELATED SHAREHOLDER MATTERS

Security Ownership of Certain Beneficial Owners

The following table sets forth the shares of the Company’s Common Stock beneficially owned as of March 2, 2012, the Record Date, by the persons known to the Company to be the beneficial owners of more than five percent of the Company’s outstanding Common Stock. The applicable percentage of share ownership in the table is based on 124,738,365 shares of the Company’s Common Stock outstanding at March 2, 2012.

We have computed beneficial ownership in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are exercisable within 60 days of the Record Date are deemed outstanding. Such shares, however, are not deemed outstanding for purposes of computing the ownership of any other person. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder’s name.

Name and Address	Amount and Nature of Beneficial Ownership	Percent of Class
T. Rowe Price Associates, Inc. 100 E. Pratt Street, Baltimore, Maryland, 21202 (1)	12,525,861	10.04%
PRIMECAP Management Company 225 South Lake Avenue #400, Pasadena, CA 91101 (2)	8,531,684	6.84%
Black Rock, Inc. 40 East 52nd Street, New York, New York, 10022 (3)	6,745,670	5.41%
Artisan Partners Holdings L.P. 875 East Wisconsin Ave, Suite 800, Milwaukee, Wisconsin 53202 (4)	5,521,686	4.43%

(1)	The information is based upon Schedule 13G/A as filed with the SEC on February 10, 2012. T. Rowe Price Associates, Inc. (“Price Associates”) does not serve as custodian of the assets of any of its clients; accordingly, in each instance only the client or the client’s custodian or trustee bank has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. The ultimate power to direct the receipt of dividends paid with respect to, and the proceeds from the sale of, such securities, is vested in the individual and institutional clients, which Price Associates serves as investment adviser. Any and all discretionary authority which has been delegated to Price Associates may be revoked in whole or in part at any time. Except as may be indicated if this is a joint filing with one of the registered investment companies sponsored by Price Associates which it also serves as investment adviser (“T. Rowe Price Funds”), not more than 5% of the class of such securities is owned by any one client subject to the investment advice of Price Associates. With respect to securities owned by any one of the T. Rowe Price Funds, only State Street Bank and Trust Company, as custodian for each of such Funds, has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. No other person is known to have such right, except that the shareholders of each such Fund participate proportionately in any dividends and distributions so paid.
(2)	The information is based upon Schedule 13G/A as filed with the SEC on February 13, 2012.
(3)	The information is based upon Schedule 13G/A as filed with the SEC on February 8, 2012. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the common stock of Trimble Navigation Limited. No one person’s interest in the common stock of Trimble Navigation Limited is more than five percent of the total outstanding common shares.

(4)	The information is based upon Schedule 13G/A as filed with the SEC on February 8, 2012.

Security Ownership of Management

The following table sets forth the shares of the Company’s Common Stock beneficially owned as of March 2, 2012, the Record Date, (unless otherwise noted below) by: (i) all directors and nominees; (ii) all executive officers of the Company named in the Summary Compensation Table presented in this Proxy Statement; and (iii) all directors and executive officers of the Company, as a group. The applicable percentage share ownership is based on 124,738,365 shares of the Company’s Common Stock outstanding at March 2, 2012.

We have computed beneficial ownership in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are exercisable within 60 days of the Record Date are deemed outstanding. Such shares, however, are not deemed outstanding for purposes of computing the ownership of any other person. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder’s name.

Name and Address (1)	Amount and Nature of Beneficial Ownership	Percent of Class (%)
Steven W. Berglund (2)	726,864	*
John B. Goodrich (3)	150,277	*
William Hart (4)	234,585	*
Merit E. Janow (5)	30,000	*
Ulf J. Johansson (6)	123,333	*
Ronald S. Nersesian (7)	6,250	*
Bradford W. Parkinson (8)	29,591	*
Mark S. Peek (9)	29,167	*
Nickolas W. Vande Steeg (10)	80,183	*
Rajat Bahri (11)	314,747	*
Mark A. Harrington (12)	123,541	*
Christopher W. Gibson (13)	108,035	*
Bryn A. Fosburgh (14)	26,364	*
All Directors and Executive Officers, as a group (16 persons) (2-14)	2,191,795	1.73%

*	Indicates less than 1%
(1)	The business address of each of the persons named in this table is: c/o Trimble Navigation Limited, 935 Stewart Drive, Sunnyvale, California 94085.
(2)	Includes 610,334 shares subject to options exercisable on or prior to May 1, 2012, and 116,530 shares held in trust.
(3)	Includes 108,333 shares subject to options exercisable on or prior to May 1, 2012.
(4)	Includes 123,333 shares subject to options exercisable on or prior to May 1, 2012.
(5)	Includes 30,000 shares subject to options exercisable on or prior to May 1, 2012.
(6)	Includes 123,333 shares subject to options exercisable on or prior to May 1, 2012.
(7)	Includes 6,250 shares subject to options exercisable on or prior to May 1, 2012.
(8)	Includes 8 shares held by Dr. Parkinson’s spouse, and 29,583 shares subject to options exercisable on or prior to May 1, 2012.

(9)	Includes 24,167 shares subject to options exercisable on or prior to May 1, 2012.
(10)	Includes 78,333 shares subject to options exercisable on or prior to May 1, 2012.
(11)	Includes 298,417 shares subject to options exercisable on or prior to May 1, 2012.
(12)	Includes 122,917 shares subject to options exercisable on or prior to May 1, 2012.
(13)	Includes 103,833 shares subject to options exercisable on or prior to May 1, 2012.
(14)	Includes 23,500 shares subject to options exercisable on or prior to May 1, 2012.

Equity Compensation Plan Information

The following table sets forth, as of December 30, 2011, the total number of securities outstanding under the Company’s stock option plans, the weighted average exercise price of such options, and the number of options available for grant under such plans. For a complete description of the Company’s equity compensation plans, please see Note 12 to the Company’s audited consolidated financial statements for the fiscal year ended December 30, 2011, included in the Company’s annual report on Form 10-K filed with the SEC on February 27, 2012.

Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	9,901,469	$27.48	3,124,101
Equity compensation plans not approved by security holders (1)	-	-	3,643
Total	9,901,469	$27.48	3,127,744

(1) In 1992, Trimble’s board of directors approved the 1992 Employee Stock Bonus Plan (“Bonus Plan”). As of December 30, 2011, there were no options outstanding to purchase shares and 3,643 shares were available for future grant under the 1992 Employee Stock Bonus Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that the Company’s executive officers and directors and persons who beneficially own more than 10% of a registered class of the Company’s equity securities during the fiscal year ended December 30, 2011 file reports of initial ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Such officers, directors and 10% shareholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file.

On November 15, 2011, Director Peek purchased 300 shares of the Company’s common stock. This transaction was reported on a Form 4 on November 22, 2011. To the Company’s knowledge, except as described above, and based solely on its review of the copies of such forms received by the Company, all other Section 16(a) filing requirements applicable to its officers, directors and 10% shareholders were complied with on a timely basis during the fiscal year ended December 30, 2011.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company reviews all relationships and transactions between the Company, on the one hand, and our directors, executive officers or their immediate family members, on the other hand, to determine whether such persons have a direct or indirect material interest. The Company’s legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether a related person has a direct or indirect material interest in the transaction with the Company. On an annual basis, all directors and executive officers must respond to a questionnaire requiring disclosure about any related person transactions, arrangements or relationships (including indebtedness). As required under SEC rules, any transactions with the Company that are determined to be directly or indirectly material to a related person are disclosed in the Company’s applicable SEC filings.

In addition, certain aspects of such types of transactions are the subject of the Company’s Business Ethics and Conduct Policy (the “Policy”). The Policy applies to all of the Company’s employees, directors and officers and is available in the “Investors” section of the Company’s website at www.investor.trimble.com under the heading “Corporate Governance — Governance Documents.” Pursuant to the Policy all employees must disclose to the Company’s Compliance Officer all actual or apparent conflicts of interests and the Company’s Senior Officers (which is defined in the Policy as the Company’s chief executive officer, chief financial officer, corporate controller and any other person performing similar functions) must obtain prior written approval from the compliance officer or the chairman of the Audit Committee for any apparent conflicts of interest. The Company’s compliance officer is the Company’s general counsel, the chairman of the Audit Committee in the general counsel’s absence, or such other person as the Board of Directors may designate.

In determining whether to approve or ratify a related party transaction, the compliance officer may consider all relevant facts and circumstances, including the following factors:

•	the nature of the related person’s interest in the transaction;
•	the material terms of the transaction, including the amount involved and type of transaction and whether the terms are at least as favorable to the Company as those available from non-related parties;
•	the importance of the transaction to the related person and to the Company;
•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company and its stockholders; and
•	any other matters the Audit Committee or other committee, as applicable, deems appropriate.

ADDITIONAL INFORMATION

From 1998 to 2002, Mr. Harrington served as chief financial officer of Cielo Communicatons, Inc., a venture capital funded fiber optics company. As a result of the economic circumstances in 2001 and 2002, the investors decided to no longer fund the continuing operations of the company and appointed a receiver for the assets of the company to satisfy claims of creditors. The receiver sold the assets to a competitor and Cielo Communications ceased operations. In light of the events, the Company does not believe that the circumstances surrounding the liquidation of Cielo Communications reflect on Mr. Harrington’s integrity or continuing ability to serve the Company.

HOUSEHOLDING

As permitted by the Securities Exchange Act of 1934, we may deliver only one Notice or one paper copy of this proxy statement to shareholders residing at the same address, unless such shareholders have notified the Company of their desire to receive multiple copies of the Notice or the paper version of the proxy statement, respectively, as applicable. Shareholders that reside at the same address and receive multiple copies of the Notice of the paper version of the proxy statement may request delivery of only one copy of the Notice or proxy statement, as applicable, by directing a notice to the Company’s Investor Relations department at the address below.

The Company will promptly deliver, upon oral or written request, a separate copy of the Notice or this proxy statement to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to the Company at its principal executive offices, Attention: Investor Relations, at 935 Stewart Drive, Sunnyvale, California 94085, (408) 481-8000.

OTHER MATTERS

The Company knows of no other matters to be submitted for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. You are, therefore, urged to vote electronically via the Internet or by telephone or, if you have requested a paper copy of the proxy materials, complete and return the accompanying proxy in accordance with the detailed instructions on your individual proxy card.

For the Board of Directors

ULF J. JOHANSSON

Chairman of the Board

Dated: March 16, 2012

APPENDIX A

TRIMBLE NAVIGATION LIMITED

CHARTER FOR THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

PURPOSE:

The purpose of the Audit Committee established by this charter will be to make such examinations as are necessary to monitor the corporate financial reporting and the internal and external audits of the Company, to provide to the Board of Directors the results of its examinations and recommendations derived therefrom, to outline to the Board improvements made, or to be made, in internal accounting controls, to nominate independent auditors, and to provide to the Board such additional information and materials as it may deem necessary to make the Board aware of significant financial matters which require Board attention.

In addition, the Audit Committee will undertake those specific duties and responsibilities listed below and other duties as the Board of Directors prescribes from time to time.

MEMBERSHIP:

The Audit Committee will consist of at least three members of the Board. The members of the Audit Committee will be appointed by and will serve at the discretion of the Board of Directors.

The members of the Audit Committee will be outside directors, financially literate, and considered independent. The Board of Directors may chose to appoint one non-independent (under Nasdaq rules) member to the Audit Committee, provided that such member meets the SEC’s independence requirements. The Board will disclose the reasons for the appointment of a non-independent member in the Company’s annual proxy. The Audit Committee will have at least one member who is considered a financial expert, or will disclose the reasons a financial expert is not on the committee.

RESPONSIBILITIES:

The responsibilities of the Audit Committee shall include:

1.	Reviewing the compliance calendar on an annual basis.

2.	Nominating, hiring, and approving the compensation and retention of the independent auditors.

3.	Reviewing the plan for the audit and related services.

4.	Approving non-audit related services.

5.	Reviewing audit results and financial statements; all critical accounting policies and alternative treatments of financial information within GAAP including ramifications and methods preferred by the auditors.

6.	Reviewing all material communication between the auditor and management, including management letters and schedules of unadjusted differences.

7.	Reviewing and approving the Company’s quarterly earnings press release.

8.	Reviewing and approving the Company’s 10Qs and 10K.

9.	Overseeing the adequacy of the Company’s system of internal accounting controls, including obtaining from the independent auditor’s management letters or summaries on such internal accounting controls.

10.	Overseeing the effectiveness of the Compliance Department.

11.	Reviewing with management their assessment of the effectiveness of internal controls.

12.	Assessing the adequacy of the CEO and CFO certification process.

13.	Engaging and compensating independent counsel, consultants, accountants, and other advisors as the audit committee deems necessary to comply with the responsibilities of this charter.

14.	Discuss guidelines and policies governing the process by which senior management of the Corporation and the relevant departments of the Corporation, including the internal auditing department, assess and manage the Corporation’s financial risk exposures and the steps management has taken to monitor and control such exposures.

15.	Overseeing compliance with the Foreign Corrupt Practices Act.

16.	Reviewing and responding to all complaints received from employees on accounting and auditing matters.

17.	Overseeing compliance with SEC requirements for disclosure of auditor’s services and Audit Committee members and activities.

18.	Reviewing accounting and corporate governance developments with an objective perspective of their impact to the Company and the Committee.

19.	Obtaining a formal written statement of independence from the independent auditors, as well as a statement that the auditors are in compliance with the rules of and are in good standing with the Public Company Accounting Oversight Board.

20.	Engaging in a dialog with the auditors with respect to any relationships that may impact the objectivity or independence of the auditors, as well as ensuring the rotation of the signing audit partner every five years.

21.	Discuss with the Company’s auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended.

In addition to the above responsibilities, the Audit Committee shall review and assess the adequacy of its charter on at least an annual basis, especially in light of the then currently applicable rules for continued listing on the Nasdaq Global Select Market and undertake any other duties as the Board of Directors delegates to it, and will report, at least annually, to the Board regarding the Committee’s examinations and recommendations.

MEETINGS:

The Audit Committee will meet at least four times each year. The Audit Committee may establish its own schedule, which it will provide in advance to the Board of Directors.

The Audit Committee will meet separately with the Company’s director of compliance and separately with the chief financial officer of the Company at least annually to review the financial affairs of the corporation. The Audit Committee will meet with the independent auditors of the Company, at such times as it deems appropriate, to review the independent auditor’s examination and management report.

MINUTES:

Written minutes of its meetings, including a list of compliance calendar items, will be maintained and the minutes will be provided to all members of the Board of Directors and filed in the corporate minute book.

APPENDIX B

TRIMBLE NAVIGATION LIMITED

AMENDED AND RESTATED 2002 STOCK PLAN

(as amended January 31, 2012)

1.        Purposes of the Plan.    The purposes of this Amended and Restated 2002 Stock Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide additional incentive to Employees, Directors and Consultants, and

•	to promote the success of the Company’s business.

Grants under the Plan may be Awards, Incentive Stock Options or Nonstatutory Stock Options, as determined by the Administrator at the time of grant.

2.        Definitions.    As used herein, the following definitions shall apply:

(a)        “Administrator” means the Board or any of its Committees as shall be administering the Plan, in accordance with Section 4 of the Plan.

(b)        “Affiliate” means any “parent” or “subsidiary” as such terms are defined in Rule 405 of the U.S. Securities Act of 1933, as amended. The Board shall have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(c)        “Applicable Laws” means the requirements relating to the administration of stock incentive plans under U.S. state corporate laws, U.S. federal, state and foreign securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Options or Awards are, or will be, granted under the Plan.

(d)        “Award” means a grant of Shares, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance-Based Awards, or of any other right to receive Shares or cash pursuant to Section 12 of the Plan.

(e)        “Award Agreement” means a written or electronic form of notice or agreement between the Company and an Awardee evidencing the terms and conditions of an individual Award. The Award Agreement is subject to the terms and conditions of the Plan.

(f)        “Awarded Stock” means the Common Stock subject to an Award.

(g)        “Awardee” means the holder of an outstanding Award.

(h)        “Board” means the board of directors of the Company.

(i)        “Change in Control” means the occurrence of any of the following events:

(i)        Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii)        The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(iii)        A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the Directors are Incumbent Directors. “Incumbent Directors” means Directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(iv)        The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(j)        “Code” means the Internal Revenue Code of 1986, as amended.

(k)        “Committee” means a committee of Directors appointed by the Board in accordance with Section 4 of the Plan.

(l)        “Common Stock” means the common stock of the Company.

(m)        “Company” means Trimble Navigation Limited, a California corporation.

(n)        “Consultant” means any natural person, including an advisor, engaged by the Company or a Parent or Subsidiary or Affiliate to render services to such entity and the services rendered by the consultant or advisor are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities.

(o)        “Covered Employee” means an Employee who is, or could be, a “covered employee” within the meaning of Section 162(m) of the Code.

(p)        “Director” means a member of the Board.

(q)        “Disability” means that the Awardee or Optionee would qualify to receive benefit payments under the long-term disability policy, as it may be amended from time to time, of the Company or the Subsidiary or Affiliate to which the Awardee or Optionee provides services regardless of whether the Awardee or Optionee is covered by such policy. If the Company or Subsidiary or Affiliate to which the Awardee or Optionee provides service does not have a long-term disability plan in place, “Disability” means that an Awardee or Optionee is unable to carry out the responsibilities and functions of the position held by the Awardee or Optionee by reason of any medically determined physical or mental impairment for a period of not less than ninety (90) consecutive days. An Awardee or Optionee shall not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Board in its discretion. Notwithstanding the foregoing, for purposes of Incentive Stock Options granted under the Plan, “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

(r)        “Dividend Equivalents” means rights granted to an Awardee related to the Award of Restricted Stock Units or other Awards for which Shares have not been issued yet, which is a right to receive the equivalent value of dividends paid on the Shares prior to vesting of the Award. Such Dividend Equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such limitations as may be determined by the Administrator.

(s)        “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary or Affiliate of the Company, but shall exclude individuals who are classified by the Company or any Parent or Subsidiary or Affiliate as (a) leased from or otherwise employed by a third party, (b) independent contractors or (c) intermittent or temporary, even if any such classification is changed retroactively as a result of an audit, litigation or otherwise. A Service Provider shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or protected under applicable local laws, as interpreted by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary or Affiliate, or any successor. For purposes of Incentive Stock Options, no such leave may exceed three months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three (3) months following the last day of the three month period of such leave any Incentive Stock Option held by the Optionee shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

(t)        “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(u)        “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)        If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable, or if no sales occurred on such date, then on the date immediately prior to such date on which sales prices are reported;

(ii)        If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii)        In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Board.

(v)        “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(w)        “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(x)        “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(y)        “Option” means a stock option granted pursuant to the Plan.

(z)        “Option Agreement” means a written or electronic form of notice or agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.

(aa)        “Optioned Stock” means the Common Stock subject to an Option.

(bb)        “Optionee” means the holder of an outstanding Option.

(cc)        “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(dd)        “Performance-Based Award” means an Award granted pursuant to Section 11.

(ee)        “Performance Criteria” means the criteria that the Administrator selects for purposes of establishing the Performance Goal or Performance Goals for an Awardee for a Performance Period. The Performance Criteria that will be used to establish Performance Goals are limited to the following: earnings or net earnings (either before or after interest, taxes, depreciation and amortization), economic value-added, sales or revenue, income, net income (either before or after taxes), operating earnings, cash flow (including, but not limited to, operating cash flow and free cash flow), cash flow return on capital, return on assets or net assets, return on stockholders’ equity, return on capital, stockholder returns, return on sales, gross or net profit margin, productivity, expense, margins, operating efficiency, customer satisfaction, working capital, earnings per Share, price per Share, market share, new products, customer penetration, technology and risk management, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. The Adminstrator shall define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period for such Awardee.

(ff)        “Performance Goals” means, for a Performance Period, the goals established in writing by the Administrator for the Performance Period based upon the Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance, the performance of a Subsidiary or Affiliate, the performance of a division or a business unit of the Company or a Subsidiary or Affiliate, or the performance of an individual. The Administrator, in its discretion, may, to the extent consistent with, and within the time prescribed by, Section 162(m) of the Code, appropriately adjust or modify the calculation of Performance Goals for such Performance Period in order to prevent the dilution or enlargement of the rights of Awardees (a) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development, or (b) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.

(gg)        “Performance Period” means the one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining an Awardee’s right to, and the payment of, a Performance-Based Award.

(hh)        “Plan” means this Amended and Restated 2002 Stock Plan, as amended from time to time.

(ii)        “Qualified Performance-Based Compensation” means any compensation that is intended to qualify as “qualified performance-based compensation” as described in Section 162(m)(4)(C) of the Code.

(jj)        “Restricted Stock” means Shares subject to certain restrictions, granted pursuant to Section 8 of the Plan.

(kk)        “Restricted Stock Unit” means the right to receive a Share, or the Fair Market Value of a Share in cash, granted pursuant to Section 9 of the Plan.

(ll)        “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(mm)        “Section 16(b)” means Section 16(b) of the Exchange Act.

(nn)        “Service Provider” means an Employee, Director or Consultant.

(oo)        “Share” means a share of Common Stock, as adjusted in accordance with Section 14 of the Plan.

(pp)        “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

(qq)        “Stock Appreciation Right” means the right, granted pursuant to Section 10, to receive a payment, equal to the excess of the Fair Market Value of a specified number of Shares on the date the Stock Appreciation Right is exercised, over the grant price of the Shares.

3.        Stock Subject to the Plan.    Subject to the provisions of Section 14 of the Plan, the maximum aggregate number of Shares that may be awarded or optioned and delivered under the Plan is 28,900,000 Shares, plus (a) any Shares which were reserved but not issued under the Company’s 1993 Stock Option Plan (the “1993 Plan”), and (b) any Shares returned to the 1993 Plan as a result of termination of options granted under the 1993 Plan; provided, however, that the maximum aggregate number of Shares that may be issued pursuant to the exercise of Incentive Stock Options shall in no event exceed 28,900,000 Shares. Any Shares that are subject to Options or Stock Appreciation Rights shall be counted against this limit as one (1) Share for every one (1) Share granted. Any Shares that are subject to any Awards other than Options or Stock Appreciation Rights or other Awards which Awardees pay full value for (as determined on the date of the grant) shall be counted against this limit as 1.69 Shares for every one (1) Share granted. The Shares issued hereunder may be authorized, but unissued, or reacquired Common Stock.

If an Award or Option expires, is cancelled, forfeited or becomes unexercisable without having been exercised in full or otherwise settled in full, or is settled in cash, the undelivered Shares which were subject thereto shall, unless the Plan has terminated, become available for future Awards or Options under the Plan. To the extent permitted by applicable law or any exchange rule, Shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any Subsidiary shall not be counted against Shares available for grant pursuant to this Plan. The payment of Dividend Equivalent rights in cash in conjunction with any outstanding Awards shall not be counted against the Shares available for issuance under the Plan. Notwithstanding the provisions of this Section 3, no Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

4.        Administration of the Plan.

(a)        Procedure.

(i)        Multiple Administrative Bodies.    Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii)        Section 162(m).    To the extent that the Administrator determines it to be desirable to qualify Awards or Options granted hereunder as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan shall be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii)        Rule 16b-3.    To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder shall be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv)        Other Administration.    Other than as provided above, the Plan shall be administered by (A) the Board or (B) a Committee, which committee shall be constituted to satisfy Applicable Laws.

(b)        Powers of the Administrator.    Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

(i)        to select the Service Providers to whom Awards or Options may be granted hereunder;

(ii)        to determine the number of shares of Common Stock or other amounts to be covered by each Award or Option granted hereunder and to determine the amount, if any, of cash payment to be made to an Awardee;

(iii)        to approve forms of agreements for use under the Plan;

(iv)        to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award or Option granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Options may be exercised (which may be based on performance criteria), the time or times when Awards vest (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or Option or the shares of Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

(v)        to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(vi)        to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws;

(vii)        to modify or amend each Award or Option (subject to Section 15(c) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Options longer than is otherwise provided for in the Plan; provided, however, that except in connection with a corporate transaction involving the company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding awards may not be amended to reduce the exercise price of outstanding Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights in exchange for other Awards or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights, without the approval of the Company’s shareholders; provided further, however, that the Administrator shall not have the discretionary authority to accelerate or delay issuance of Shares under an Option or Award that constitutes a deferral of compensation within the meaning of Section 409A of the Code, except to the extent that such acceleration or delay may, in the discretion of the Administrator, be effected in a manner that will not cause any person to incur taxes, interest or penalties under Section 409A of the Code;

(viii)        to allow Awardees or Optionees to satisfy withholding tax obligations by electing to have the Company withhold from the Shares to be issued upon exercise of an Option or vesting of an Award that number of Shares having a Fair Market Value equal to the minimum amount required to be withheld. The Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by an Awardee or Optionee to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable;

(ix)         to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award or Option previously granted by the Administrator; and

(x)         to make all other determinations deemed necessary or advisable for administering the Plan.

(c)        Effect of Administrator’s Decision.     The Administrator’s decisions, determinations and interpretations shall be final and binding on all Awardees and Optionees and any other holders of Awards or Options.

5.        Eligibility.    Nonstatutory Stock Options and Awards may be granted to Service Providers. Incentive Stock Options may be granted only to Employees of the Company or a Parent or Subsidiary of the Company.

6.        Limitations.

(a)        Each Option shall be designated in the Option Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Optionee during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options shall be taken into account in the order in which they were granted. The Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted.

(b)        Neither the Plan nor any Award or Option shall confer upon an Awardee or Optionee any right with respect to continuing that individual’s relationship as a Service Provider with the Company, nor shall they interfere in any way with the Awardee’s or Optionee’s right or the Company’s right to terminate such relationship at any time, with or without cause.

(c)            The following limitations shall apply to grants of Awards and Options:

(i)         No Service Provider shall be granted, in any fiscal year of the Company, Options and Awards covering more than 600,000 Shares.

(ii)         In connection with his or her initial service, a Service Provider may be granted Options and Awards covering an additional 900,000 Shares, which shall not count against the limit set forth in subsection (i) above.

(iii)         The foregoing limitations shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 14.

(iv)         If an Award or Option is cancelled in the same fiscal year of the Company in which it was granted (other than in connection with a transaction described in Section 14), the cancelled Option or Award will be counted against the limits set forth in subsections (i) and (ii) above.

7.        Stock Options.    The Administrator is authorized to make grants of Options to any Service Provider on the terms stated below.

(a)        Term.    The term of each Option shall be ten (10) years from the date of grant or such shorter term as may be provided in the Option Agreement. However, in the case of an Incentive Stock Option granted to an Optionee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five (5) years from the date of grant or such shorter term as may be provided in the Option Agreement.

(b)        Exercise Price.    The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator, subject to the following:

(i)         In the case of an Incentive Stock Option

(A)        granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.

(B)        granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

(ii)        In the case of a Nonstatutory Stock Option, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a merger or consolidation of or by the Company with or into another corporation, the purchase or acquisition of property or stock by the Company of another corporation, any spin-off or other distribution of stock or property by the Company or another corporation, any reorganization of the Company, or any partial or complete liquidation of the Company, if such action by the Company or other corporation results in a significant number of Employees being transferred to a new employer or discharged, or in the creation or severance of the Parent-Subsidiary relationship.

(c)        Waiting Period and Exercise Dates.    At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions that must be satisfied before the Option may be exercised.

(d)        Form of Consideration.    The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator shall determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of:

(i)        cash;

(ii)        check;

(iii)        promissory note;

(iv)        other Shares which, in the case of Shares acquired directly or indirectly from the Company, have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;

(v)        consideration received by the Company under a cashless exercise program approved by the Company;

(vi)        a reduction in the amount of any Company liability to the Optionee, including any liability attributable to the Optionee’s participation in any Company-sponsored deferred compensation program or arrangement;

(vii)         any combination of the foregoing methods of payment; or

(viii)         such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

(e)        Procedure for Exercise; Rights as a Shareholder.    Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement. Unless the Administrator provides otherwise, vesting of Awards and Options granted hereunder shall be suspended during any unpaid leave of absence to the extent permitted under Applicable Laws. An Option may not be exercised for a fraction of a Share.

An Option shall be deemed exercised when the Company (or its designated agent) receives: (i) written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option or such person’s authorized agent, and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Optionee. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 14 of the Plan.

Exercising an Option in any manner shall decrease the number of Shares thereafter available, both for purposes of the Plan and for delivery under the Option, by the number of Shares as to which the Option is exercised.

(f)        Termination of Relationship as a Service Provider.    If an Optionee ceases to be a Service Provider, other than upon the Optionee’s death or Disability, the Optionee may exercise his or her Option within such period of time as is specified in the Option Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for three (3) months following the Optionee’s termination. If an Optionee ceases to be a Service Provider, for any reason, all unvested Shares covered by his or her Option shall be forfeited. If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(g)        Disability of Optionee.    If an Optionee ceases to be a Service Provider as a result of the Optionee’s Disability, the Optionee may exercise his or her Option within such period of time as is specified in the Option Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for twelve (12) months following the Optionee’s termination. If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(h)        Death of Optionee.    If an Optionee dies while a Service Provider or within thirty (30) days (or such longer period of time not exceeding three (3) months as is determined by the Administrator), the Option may be exercised following the Optionee’s death within such period of time as is specified in the Option Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Option Agreement), by the personal representative of the Optionee’s estate or by the person(s) to whom the Option is transferred pursuant to the Optionee’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for twelve (12) months following the Optionee’s death. If, at the time of death, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

8.        Grant of Restricted Stock.    The Administrator is authorized to make Awards of Restricted Stock to any Service Provider selected by the Administrator in such amounts and subject to such terms and conditions as determined by the Administrator.

(a)        Purchase Price.    At the time of the grant of an Award of Restricted Stock, the Administrator shall determine the price, if any, to be paid by the Awardee for each Share subject to the Award of Restricted Stock. To the extent required by Applicable Laws, the price to be paid by the Awardee for each Share subject to the Award of Restricted Stock shall not be less than the amount required by Applicable Laws (if any). The purchase price of Shares (if any) acquired pursuant to the Award of Restricted Stock shall be paid either: (i) in cash at the time of purchase; (ii) at the sole discretion of the Administrator, by services rendered or to be rendered to the Company or a Subsidiary or Affiliate; or (iii) in any other form of legal consideration that may be acceptable to the Administrator in its sole discretion and in compliance with Applicable Laws.

(b)        Issuance and Restrictions.    Restricted Stock shall be subject to such restrictions on transferability and other restrictions as the Administrator may impose (including, without limitation, limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock). These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Administrator determines at the time of the grant of the Award or thereafter.

(c)        Certificates for Restricted Stock.    Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Administrator shall determine. If certificates representing shares of Restricted Stock are registered in the name of the Awardee, certificates shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may, at its discretion, retain physical possession of the certificate until such time as all applicable restrictions lapse.

9.        Restricted Stock Units.    The Administrator is authorized to make Awards of Restricted Stock Units to any Service Provider selected by the Committee in such amounts and subject to such terms and conditions as determined by the Administrator. At the time of grant, the Administrator shall specify the date or dates on which the Restricted Stock Units shall vest and become nonforfeitable, and may specify such conditions to vesting as it deems appropriate. On the vesting date, the Company shall transfer to the Awardee one unrestricted, fully transferable Share for each Restricted Stock Unit scheduled to be paid out on such date and not previously forfeited. Alternatively, settlement of a Restricted Stock Unit may be made in cash (in an amount reflecting the Fair Market Value of Shares that would have been issued) or any combination of cash and Shares, as determined by the Administrator, in its sole discretion. The Administrator may authorize Dividend Equivalents to be paid on outstanding Restricted Stock Units. If Dividend Equivalents are authorized to be paid, they may be paid at the time dividends are declared on the Shares or at the time the awards vest and they may be paid in either cash or Shares, in the discretion of the Administrator.

10.        Stock Appreciation Rights.    The Administrator is authorized to make Awards of Stock Appreciation Rights to any Service Provider selected by the Administrator in such amounts and subject to such terms and conditions as determined by the Administrator.

(a)        Description.    A Stock Appreciation Right shall entitle the Awardee (or other person entitled to exercise the Stock Appreciation Right pursuant to the Plan) to exercise all or a specified portion of the Stock Appreciation Right (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount equal to the product of (i) the excess of (A) the Fair Market Value of the Shares on the date the Stock

Appreciation Right is exercised over (B) the grant price of the Stock Appreciation Right and (ii) the number of Shares with respect to which the Stock Appreciation Right is exercised, subject to any limitations the Administrator may impose.

(b)        Grant Price.    The grant price per Share subject to a Stock Appreciation Right shall be determined by the Administrator and set forth in the Award Agreement; provided that, the per Share grant price for any Stock Appreciation Right shall not be less than 100% of the Fair Market Value of a Share on the date of grant.

(c)        Payment and Limitations on Exercise.

(i)        Payment of the amounts determined under Section 10(c) hereof shall be in cash, in Shares (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised) or a combination of both, as determined by the Administrator.

(ii)         To the extent any payment under Section 10(a) is effected in Shares, it shall be made subject to satisfaction of all applicable provisions of Section 7 pertaining to Options.

(d)        Term.    The term of any Stock Appreciation Right shall be no longer than ten (10) years from the date of grant.

11.        Performance-Based Awards for Covered Employees.

(a)        Purpose.    The purpose of this Section 11 is to provide the Administrator the ability to qualify Awards other than Options and Stock Appreciation Rights as Qualified Performance-Based Compensation as determined under Code Section 162(m). If the Administrator, in its discretion, decides to grant a Performance-Based Award to a Covered Employee, the provisions of this Section 11 shall control over any contrary provision contained in this Plan; provided, however, that the Administrator may in its discretion grant Awards to Covered Employees that are based on Performance Criteria or Performance Goals but that do not satisfy the requirements of this Section 11.

(b)        Applicability.    This Section 11 shall apply only to those Covered Employees selected by the Administrator to receive Performance-Based Awards that are intended to qualify as Qualified Performance-Based Compensation. The designation of a Covered Employee as an Awardee for a Performance Period shall not in any manner entitle the Awardee to receive an Award for the period. Moreover, designation of a Covered Employee as an for a particular Performance Period shall not require designation of such Covered Employee as an Awardee in any subsequent Performance Period and designation of one Covered Employee as an Awardee shall not require designation of any other Covered Employees as an Awardee in such period or in any other period.

(c)        Procedures with Respect to Performance-Based Awards.    To the extent necessary to comply with the Qualified Performance-Based Compensation requirements of Section 162(m)(4)(C) of the Code, with respect to any Award granted under this Plan which may be granted to one or more Covered Employees, no later than ninety (90) days following the commencement of any fiscal year in question or any other designated fiscal period or period of service (or such other time as may be required or permitted by Section 162(m) of the Code), the Administrator shall, in writing, (a) designate one or more Covered Employees, (b) select the Performance Criteria applicable to the Performance Period, (c) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period, and (d) specify the relationship between Performance Criteria and the Performance Goals and the amounts of such Awards, as applicable, to be earned by each Covered Employee for such Performance Period. Following the completion of each Performance Period, the Committee shall certify in writing whether the applicable Performance Goals have been achieved for such Performance Period. In determining the amount earned by a Covered Employee, the Administrator shall have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Administrator may deem relevant to the assessment of individual or corporate performance for the Performance Period.

(d)        Payment of Performance-Based Awards.    Unless otherwise provided in the applicable Award Agreement, an Awardee must be employed by the Company or a Subsidiary or Affiliate on the day a Performance-Based Award for the appropriate Performance Period is paid to the Awardee. Furthermore, an Awardee shall be eligible to receive payment pursuant to a Performance-Based Award for a Performance Period only if the Performance Goals for such period are achieved.

(e)        Additional Limitations.    Notwithstanding any other provision of the Plan, any Award which is granted to a Covered Employee shall be subject to any additional limitations set forth in Section 162(m) of the Code (including any amendment to Section 162(m) of the Code) or any regulations or rulings issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Section 162(m)(4)(C) of the Code, and the Plan shall be deemed amended to the extent necessary to conform to such requirements.

12.        Other Awards.    The Administrator is authorized under the Plan to make any other Award to a Service Provider that is not inconsistent with the provisions of the Plan and that by its terms involves or might involve the issuance of (i) Shares, (ii) a right with an exercise or conversion privilege related to the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions, or (iii) any other right with the value derived from the value of the Shares. The Administrator may establish one or more separate programs under the Plan for the purpose of issuing particular forms of Awards to one or more classes of Awardees on such terms and conditions as determined by the Administrator from time to time.

13.        General Provisions Applicable to All Awards.

(a)        Transferability of Awards and Options.    Incentive Stock Option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and, may be exercised, during the lifetime of the Optionee, only by the Optionee. Unless determined otherwise by the Administrator, an Award or Nonstatutory Stock Option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised (if applicable), during the lifetime of the Optionee or Awardee, only by the Optionee or Awardee. If the Administrator makes an Award or Nonstatutory Stock Option transferable, such Award or Nonstatutory Stock Option shall contain such additional terms and conditions as the Administrator deems appropriate.

(b)        Term.    Except as otherwise provided herein, the term of any Award or Option (to the extent applicable) shall be no longer than ten (10) years from the date of grant.

(c)        Exercise and Vesting upon Termination of Employment or Service.    Unless otherwise set forth in the Award Agreement, all unvested Awards will terminate effective upon termination of employment or service for any reason. Unless otherwise set forth in the Award Agreement, in the case of Awards that have an exercise period (e.g., Stock Appreciation Rights), if the Awardee ceases to be a Service Provider as a result of his or her death or Disability, he or she (or his or her heirs or personal representative of his or her estate in the case of death) will have twelve (12) months after the date of termination to exercise outstanding vested Awards or shorter period if the expiration date for the Award is earlier. All Shares subject to unvested Awards that terminate upon termination of service and all unexercised Awards after expiration of the post termination will revert to the Plan.

(d)        Form of Payment.    Payments with respect to any Awards granted under the Plan shall be made in cash, in Shares, or a combination of both, as determined by the Administrator.

(e)        Award Agreement.    All Awards under this Plan shall be subject to such additional terms and conditions as determined by the Administrator and shall be evidenced by an Award Agreement.

(f)        Date of Grant.    The date of grant of an Award or Option shall be, for all purposes, the date on which the Administrator makes the determination granting such Award or Option, or such other later date as is determined by the Administrator in accordance with Applicable Laws. Notice of the determination shall be provided to each Awardee and Optionee within a reasonable time after the date of such grant.

(g)        Timing of Settlement.    At the time of grant, the Administrator shall specify the settlement date applicable to an Award, which shall be no earlier than the vesting date(s) applicable to the relevant Award and may be later than the vesting date(s) to the extent and under the terms determined by the Administrator.

(h)        Exercise or Purchase Price.    The Administrator may establish the exercise or purchase price (if any) of any Award provided however that such price shall not be less than required by Applicable Law.

(i)        Vesting Conditions.    The Administrator has the discretion to provide for vesting conditions for Awards tied to performance conditions which do not satisfy the requirements for Qualified Performance-Based Compensation as determined under Code Section 162(m).

(j)        Dividend Equivalents.    The Administrator may determine at the time of grant whether Awards (other than those Awards pursuant to which Shares are issued at grant) will provide for Dividend Equivalent rights.

14.        Adjustments; Dissolution; Merger or Change in Control.

(a)        Adjustments.    In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, may (in its sole discretion) adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award and Option and the numerical limits of Section 6. The adjustments provided under this Section 14(a) shall be final and binding on the affected Optionee or Awardee and the Company.

(b)        Dissolution or Liquidation.    In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Awardee and Optionee as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for an Optionee or Awardee to have the right to exercise his or her Option or Award (if exercisable) until ten (10) days prior to such transaction as to all of the Optioned/Awarded Stock covered thereby, including Shares as to which the Option or Award would not otherwise be exercisable. The Administrator in its discretion may provide that the vesting of an Award or Option accelerate at any time prior to such transaction. To the extent it has not been previously exercised, an Option or Award (if exercisable) will terminate immediately prior to the consummation of such proposed action, and unvested Awards will be forfeited immediately prior to the consummation of such proposed action.

(c)        Merger or Change in Control.    In the event of a merger of the Company with or into another corporation, or a Change in Control, each outstanding Award and Option shall be assumed or an equivalent award, option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event the successor corporation does not agree to assume the Award or Option, or substitute an equivalent option or right, the Administrator shall, in lieu of such assumption or substitution, provide for the Awardee or Optionee to have the right to vest in and exercise the Option or Award (if exercisable) as to all of the Optioned/Awarded Stock, including Shares as to which the Option or Award) would not otherwise be vested or exercisable, and in the case of an unvested Award, to vest in the entire Award. If the Administrator makes an Option or Award (if exercisable) fully vested and exercisable in lieu of assumption or substitution in the event of a merger or Change in Control, the Administrator shall notify the Optionee or Awardee that the Option or Award shall be fully vested and exercisable for a period of fifteen (15) days from the date of such notice, and the Option or Award (if exercisable) will terminate upon the expiration of such period. If, in such a merger or Change in Control, the Award or Option is assumed or an equivalent award or option or right is substituted by such successor corporation or a Parent or Subsidiary of such successor corporation, and if during a one-year period after the effective date of such merger or Change in Control, the Awardee’s or Optionee’s status as a Service Provider is terminated for any reason other than the Awardee’s or Optionee’s voluntary termination of such relationship, then (i) in the case of an Option or an Award (if exercisable), the Optionee or Awardee shall have the right within three (3) months thereafter to exercise the Option or Award (if exercisable) as to all of the Optioned/Awarded Stock, including Shares as to which the Option or Award (if exercisable) would not be otherwise exercisable, effective as of the date of such termination and (ii) in the case of an unvested Award, the Award shall be fully vested on the date of such termination.

For the purposes of this subsection (c), the Award or Option shall be considered assumed if, following the merger or Change in Control, the option or right confers the right to purchase or receive, for each Share of Awarded Stock subject to the Award or each Share of Optioned Stock subject to the Option, in each case, immediately prior to the merger or Change in Control, the consideration (whether stock, cash, or other securities or property) received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option or an Award (if exercisable), for each Share of Optioned Stock subject to the Option and each Share of Awarded Stock subject to the Award, and upon the vesting of an Award, for each Share of Awarded Stock to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or Change in Control.

15.        Amendment and Termination of the Plan.

(a)        Amendment and Termination.    The Board may at any time amend, alter, suspend or terminate the Plan. The Board may not materially alter the Plan without shareholder approval, including by increasing the benefits accrued to Awardees or Optionees under the Plan; increasing the number of securities which may be issued under the Plan; modifying the requirements for participation in the Plan; or including a provision allowing the Board to lapse or waive restrictions at its discretion.

(b)        Shareholder Approval.    The Company shall obtain shareholder approval of this Plan amendment to the extent necessary and desirable to comply with Applicable Laws and paragraph (c) below.

(c)        Effect of Amendment or Termination.    No amendment, alteration, suspension or termination of the Plan or any Award or Option shall (i) impair the rights of any Awardee or Optionee, unless mutually agreed otherwise between the Awardee or Optionee and the Administrator, which agreement must be in writing and signed by the Awardee or Optionee and the Company or (ii) permit the reduction of the exercise price of an Option or Stock Appreciation Right after it has been granted (except for adjustments made pursuant to Section 14 of the Plan), unless approved by the Company’s shareholders. Neither may the Administrator, without the approval of the Company’s shareholders, cancel any outstanding Option or Stock Appreciation Right and replace it with a new Option or Stock Appreciation Right with a lower exercise price, where the economic effect would be the same as reducing the exercise price of the cancelled Option or Stock Appreciation Right.

Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards and Options granted under the Plan prior to the date of such termination. Any increase in the number of Shares subject to the Plan, other than pursuant to Section 14 hereof, shall be approved by the Company’s shareholders.

16.        Conditions Upon Issuance of Shares.

(a)        Legal Compliance.    Shares shall not be issued pursuant to the exercise of an Option or Award (if exercisable) or the vesting of an Award unless the exercise of such Option or Award and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b)        Investment Representations.    As a condition to the exercise of an Option or Award (if exercisable), the Company may require the person exercising such Option or Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

17.        Inability to Obtain Authority.    The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

18.        Reservation of Shares.    The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

19.        Shareholder Approval; Effective Date; Plan Term for ISO Grants.    The Plan shall be subject to approval by the shareholders of the Company within twelve (12) months after the date the Plan is adopted. Such shareholder approval shall be obtained in the manner and to the degree required under Applicable Laws. The Plan shall be effective as of the date the Plan is approved by the Company’s shareholders (the “Effective Date”). No Incentive Stock Options may be granted under the Plan after the earlier or the tenth (10th) anniversary of (a) the date the Plan is approved by the Board or (b) the Effective Date.

20.        Governing Law.    The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of California.

21.        Section 409A.    To the extent that the Administrator determines that any Award or Option granted under the Plan is subject to Section 409A of the Code, the Award Agreement or Option Agreement evidencing such Award or Option shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and Award Agreements and Option Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Administrator determines that any Award or Option may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Administrator may, without consent of the Awardee or Optionee, adopt such amendments to the Plan and the applicable Award Agreement or Option Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (a) exempt the Award or Option from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award or Option, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section.

22.        Tax Withholding.    The Company or any Subsidiary or Affiliate, as appropriate, shall have the authority and the right to deduct or withhold, or require an to remit to the Company, an amount sufficient to satisfy U.S. federal, state, and local taxes and taxes imposed by jurisdictions outside of the United States (including income tax, social insurance contributions, payment on account and any other taxes that may be due) required by law to be withheld with respect to any taxable event concerning an Optionee or Awardee arising as a result of this Plan or to take such other action as may be necessary in the opinion of the Company or a Subsidiary or Affiliate, as appropriate, to satisfy withholding obligations for the payment of taxes. The Administrator may in its discretion and in satisfaction of the foregoing requirement allow a participant to elect to have the Company withhold Shares otherwise issuable under an Option or Award (or allow the return of Shares) having a Fair Market Value equal to the sums required to be withheld. No Shares shall be delivered hereunder to any Optionee or Awardee or other person until the Optionee or Awardee, or such other person has made arrangements acceptable to the Administrator for the satisfaction of these tax obligations with respect to any taxable event concerning the Optionee or Awardee, or such other person arising as a result of the Options or Awards made under this Plan.

23.        No Right to Employment or Services.    Nothing in the Plan or any Award Agreement or Option Agreement shall interfere with or limit in any way the right of the Company or any Subsidiary or Affiliate to terminate any Awardee’s or Optionee’s employment or services at any time, nor confer upon any Awardee or Optionee any right to continue in the employ or service of the Company or any Subsidiary or Affiliate.

24.        Unfunded Status of Awards.    The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to an Awardee pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Awardee any rights that are greater than those of a general creditor of the Company or any Subsidiary or Affiliate.

25.        No Representations or Covenants with respect to Tax Qualification.    Although the Company may endeavor to (1) qualify an Award for favorable tax treatment under the laws of the United States or jurisdictions outside of the United States (e.g., incentive stock options under Section 422 of the Code or French-qualified stock options) or (2) avoid adverse tax treatment (e.g., under Sections 280G, 409A or 457A of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment and any liability to any Optionee or Awardee for failure to maintain favorable or avoid unfavorable tax result. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on Awardees or Optionees under the Plan.

APPENDIX C

TRIMBLE NAVIGATION LIMITED

AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

(as amended January 31, 2012)

The following constitute the provisions of the Employee Stock Purchase Plan of Trimble Navigation Limited.

1.    Purpose.    The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986, as amended, although the Company makes no undertaking nor representation to maintain such qualification. In addition, this Plan document authorizes the grant of options under a non-423(b) component to the Plan which do not qualify under Section 423(b) of the Code pursuant to rules, procedures or sub-plans adopted by the Board (or a committee authorized by the Board) designed to achieve tax, securities law compliance or other Company objectives.

2.    Definitions.

(a)    “Board” shall mean the Board of Directors of the Company.

(b)    “Brokerage Account” means the general securities brokerage account, or such other account or record determined appropriate by the Company, established and maintained for the Plan with any entity selected by the Company, in its discretion, to assist in the administration of, and purchase of shares under the Plan.

(c)    “Code” shall mean the Internal Revenue Code of 1986, as amended.

(d)    “Common Stock” shall mean the Common Stock of the Company.

(e)    “Code Section 423(b) Plan Component” means the component of this Plan which is designed to meet the requirements set forth in Section 423(b) of the Code. The provisions of the Code Section 423(b) Plan Component shall be construed, administered and enforced in accordance with Section 423(b) of the Code.

(f)    “Company” shall mean Trimble Navigation Limited.

(g)    “Compensation” shall mean all regular straight time gross earnings, commissions, overtime, shift premium, lead pay and other similar compensation, but excluding bonuses resulting from any profit sharing plans, automobile allowances, relocation and other non-cash compensation. Unless determined otherwise by the Board (or a committee authorized by the Board), “Compensation” shall not include incentive bonuses.

(h)    “Continuous Status as an Employee” shall mean the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of a leave of absence agreed to in writing by the Company, or one of its Subsidiaries, provided that such leave is for a period of not more than 90 days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

(i)    “Designated Subsidiaries” shall mean the Subsidiaries which have been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan. The Board (or a committee authorized by the Board) will determine whether employees of any Designated Subsidiary shall participate in the Code Section 423(b) Plan Component or the Non-423(b) Plan Component.

(j)      “Employee” shall mean any person, including an officer, who is an employee of the Company or a Designated Subsidiary. The Board (or a committee authorized by the Board) shall have the discretion to limit offerings under the Plan to employees of the Company or a Designated Subsidiary whose customary employment with the Company or a Designated Subsidiary is at least twenty (20) hours per week and more than five (5) months in any calendar year, provided that these eligibility requirements are applied uniformly to employees offered participation in the Code Section 423(b) Plan Component of the Plan.

(k)     “Enrollment Date” shall mean the first day of each Offering Period.

(l)      “Exercise Date” shall mean the last day of each Offering Period.

(m)    “Maximum Offering” shall mean, with respect to some or all participants in the Non-423(b) Plan Component, a maximum number or value of shares of the Common Stock made available for purchase in a specified period (e.g., a 12-month period) in specified countries, locations or to Employees of specified Designated Subsidiaries. Such maximum shall be determined by the Board (or a committee authorized by the Board) in such a manner as to avoid securities filings, to achieve certain tax results or to meet other Company objectives.

(n)     “Non-423(b) Plan Component” means a component of this Plan which does not meet the requirements set forth in Section 423(b) of the Code, as amended.

(o)     “Offering Period” shall mean a period of six (6) months during which an option granted pursuant to the Plan may be exercised, or different period as determined by the Board, provided no Offering Period exceeds twenty-seven (27) months. Notwithstanding the foregoing, the first Offering Period shall commence August 15, 1988 and end December 31, 1988 and the Offering Period commencing July 1, 2006 shall end February 28, 2007.

(p)     “Option Price” shall mean the lower of (i) eighty-five percent (85%) of the fair market value of a share of Common Stock on the Enrollment Date or (ii) eighty-five percent (85%) of the fair market value of a share of Common Stock on the Exercise Date unless the Board (or a committee authorized by the Board) sets an option price higher than this amount.

(q)     “Plan” shall mean this Amended and Restated Employee Stock Purchase Plan, as set forth in this document and as hereafter amended from time to time, which includes a Code Section 423(b) Plan Component and a Non-423(b) Plan Component.

(r)     “Subsidiary” shall mean a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

3.    Eligibility.

(a)    Any Employee as defined in paragraph 2 who is employed by the Company or a Designated Subsidiary at the time that the subscription agreement is required to be submitted for a given Offering Period is eligible to participate in the Plan for that Offering Period (subject to paragraph 10 below). However, the Board (or a committee authorized by the Board) shall have the discretion to set a minimum waiting period for Employees to become eligible to participate in an Offering Period provided that period is not more than two (2) years after employment with the Company or a Designated Subsidiary begins. However, notwithstanding the foregoing, for purposes of the first Offering Period only, any Employee defined in paragraph 2 who was employed by the Company or one of its Subsidiaries as of August 9, 1988 shall be eligible to participate in the Plan.

(b)    Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) if, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary of the Company, or (ii) which permits his or her rights to purchase stock under all employee stock purchase plans of the Company and its Subsidiaries to accrue at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time (or other such limit, as imposed under Section 423 of the Code or final regulations issued thereunder).

4.    Offering Periods.    The Plan shall be implemented by consecutive Offering Periods with a new Offering Period commencing on or about January 1 and July 1 of each year; provided, however, that the first Offering Period shall commence on or about August 15, 1988. Effective in 2007 and thereafter new Offering Periods shall commence on or about March 1 and September 1 of each year. The Plan shall continue thereafter until terminated in accordance with paragraph 19 hereof. Subject to the shareholder approval requirements of paragraph 19, the Board shall have the power to change the commencement or duration of Offering Periods with respect to future offerings without shareholder approval if such change is announced at least fifteen (15) days prior to the scheduled beginning of the first Offering Period to be affected. The Board (or a committee authorized by the Board) may decide that for administrative reasons, the payroll deductions related to the last pay date during the Offering Period will not be applied to the purchase of shares for that particular Offering Period, but instead will be rolled over to the following Offering Period (provided that the participant is participating in the following Offering Period).

5.    Participation.

(a)    An eligible Employee may become a participant in the Plan by completing a subscription agreement authorizing payroll deductions in the form required by the Company and filing it with the Company (or third party designated by the Company) by the time specified by the Company, as set forth in the subscription agreement, unless a later time for filing the subscription agreement is set by the Board (or a committee authorized by the Board) for all eligible Employees with respect to a given Offering Period.

(b)    A participant’s authorized payroll deductions shall be deducted from each paycheck paid during an Offering Period and shall continue until changed by the participant, as provided in paragraph 10 or by amendment or termination of this Plan.

6.    Payroll Deductions.

(a)    At the time a participant files his or her subscription agreement, he or she shall elect to have payroll deductions made on each payday during the Offering Period in an amount not exceeding ten percent (10%) of the Compensation which he receives on each payday during the Offering Period, and the aggregate of such payroll deductions during the Offering Period shall not exceed ten percent (10%) of the participant’s aggregate Compensation during said Offering Period.

(b)    All payroll deductions made for a participant shall be credited to his or her account under the Plan. A participant may not make any additional payments into such account.

(c)    A participant may discontinue his or her participation in the Plan as provided in paragraph 10, or may decrease, but not increase, the rate of his or her payroll deductions during the Offering Period (within the limitations of paragraph 6(a)) by completing or filing with the Company a new subscription agreement authorizing a change in payroll deduction rate. The change in rate shall be effective with the first full payroll period following five (5) business days after the Company’s receipt of the new subscription agreement. A participant’s subscription agreement shall remain in effect for successive Offering Periods unless revised as provided herein or terminated as provided in paragraph 10.

(d)    Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and paragraph 3(b) herein, a participant’s payroll deductions may be decreased to 0% at such time during any Offering Period which is scheduled to end during the current calendar year (the “Current Offering Period”) that the aggregate of all payroll deductions which were previously used to purchase stock under the Plan in a prior Offering Period which ended during that calendar year plus all payroll deductions accumulated with respect to the Current Offering Period equal $21,250. Payroll deductions shall recommence at the rate provided in such participant’s subscription agreement at the beginning of the first Offering Period which is scheduled to end in the following calendar year, unless terminated by the participant as provided in paragraph 10.

(e)    Notwithstanding any provisions to the contrary in the Plan, the Board may allow Employees to participate in the Plan via cash contributions instead of payroll deductions if payroll deductions are not permitted under applicable local law (and if the Employee is participating in the Non-423(b) Plan Component if not permitted under Section 423 of the Code).

7.    Grant of Option.

(a)    On the Enrollment Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on each Exercise Date of such Offering Period up to a number of shares of Common Stock determined by dividing such Employee’s payroll deductions accumulated prior to such Exercise Date and retained in the participant’s account as of the Exercise Date by the Option Price; provided that in no event shall an Employee be permitted to purchase more than 12,500 shares of Common Stock on any Exercise Date (as adjusted pursuant to paragraph 18, if applicable), and provided further that such purchase shall be subject to the limitations set forth in paragraphs 3(b) and 12 hereof. Exercise of the option shall occur as provided in paragraph 8, unless the participant has withdrawn pursuant to paragraph 10, and shall expire on the last day of the Offering Period. Fair market value of a share of Common Stock shall be determined as provided in paragraph 7(b) herein.

(b)    The fair market value of Common Stock on a given date shall be determined by the Board in its discretion; provided, however, that where there is a public market for the Common Stock, the fair market value per share shall be the closing price of the Common Stock for such date, as reported by the NASDAQ National Market System, or, in the event the Common Stock is listed on a different stock exchange, the fair market value per share shall be the closing price on such exchange on such date, as reported in the Wall Street Journal, or if no sales occurred on such date, then on the date immediately prior to such date on which sales prices are reported.

8.    Exercise of Option.    Unless a participant withdraws from the Plan as provided in paragraph 10 below, his or her option for the purchase of shares will be exercised automatically on the Exercise Date, and the maximum number of whole shares subject to the option shall be purchased for such participant at the applicable option price with the accumulated payroll deductions in his or her account. The shares purchased hereunder will be credited to the Brokerage Account. No fractional shares will be purchased and any payroll deductions accumulated in a participant’s account which are not used to purchase shares shall remain in the participant’s account for the subsequent Offering Period, subject to an earlier withdrawal as provided in paragraph 10. During a participant’s lifetime, a participant’s option to purchase shares hereunder is exercisable only by him or her.

9.    Delivery.    A participant hereunder may elect at any time on a form acceptable to the Company to have all or part of the shares credited to the Brokerage Account on his or her behalf sold at participant’s expense and cash paid to participant. A participant under the Code Section 423(b) Plan Component hereunder may elect, at any time after two (2) years following the Exercise Date of any Offering Period and on a form acceptable to the Company, to have all or part of the shares purchased with respect to such Offering Period and credited to the Brokerage Account on his or her behalf: (i) transferred to the participant’s individual brokerage account established at the participant’s expense; (ii) issued to the participant or his or her designee in the form of a stock certificate.

10.    Withdrawal; Termination of Employment.

(a)    A participant may withdraw all but not less than all the payroll deductions credited to his or her account and not yet used to exercise his or her option under the Plan at any time by giving written notice to the Company (or third party designated by the Company) in the form required by the Company. All of the participant’s payroll deductions credited to his or her account will be paid to such participant promptly after receipt of notice of withdrawal and such participant’s option for the Offering Period will be automatically terminated, and no further payroll deductions for the purchase of shares will be made during the Offering Period. If a participant withdraws from an Offering Period, payroll deductions will not resume at the beginning of the succeeding Offering Period unless the participant delivers to the Company a new subscription agreement.

(b)    Upon termination of the participant’s Continuous Status as an Employee prior to the Exercise Date for any reason, including retirement or death, (i) the payroll deductions credited to such participant’s account during the Offering Period but not yet used to exercise the option will be returned to such participant or, in the case of his or her death, to the person or persons entitled thereto under paragraph 14, and such participant’s option will be automatically terminated, and (ii) the participant’s interest in the Brokerage Account shall be liquidated in the following manner. As part of the procedure to liquidate the participant’s interest in the Brokerage Account, the participant may elect in writing, on a form acceptable to the Company and received by the designated person at the Company within thirty (30) days of the termination, to have the number of shares credited to the Brokerage Account on behalf of the participant sold at the participant’s expense and cash paid to the participant, or to have such shares transferred to the participant’s individual brokerage account established at the participant’s expense. If the participant does not request a sale or transfer by the deadline set forth above or requests to receive a stock certificate, a certificate for the shares credited to the Brokerage Account on his or her behalf will be issued to the participant.

(c)    A participant’s withdrawal from an Offering Period will not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the participant withdraws.

11.    Interest.    No interest shall accrue on the payroll deductions of a participant in the Plan, except as may be required by applicable law, as determined by the Company, for participants in the Non-423(b) Plan Component (or the Code Section 423(b) Plan Component if permitted under Code Section 423).

12.    Stock.

(a)    The maximum number of shares of Common Stock which shall be made available for sale under the Plan shall be 19,550,000 million shares, subject to adjustment upon changes in capitalization of the Company as provided in paragraph 18. If on a given Exercise Date the number of shares with respect to which options are to be exercised exceeds the number of shares then available under the Plan or the Maximum Offering, if any, the Company shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable. The pro rata allocation shall be limited, in the case of exceeding the Maximum Offering, to those participants in the countries, locations or Designated Subsidiaries in the specified Maximum Offering.

(b)    The participant will have no interest or voting right in shares covered by his or her option until such option has been exercised.

(c)    Shares to be delivered to a participant under the Plan will be registered in the name of the participant or in the name of the participant and his or her spouse.

13.    Administration.    The Plan shall be administered by the Board or a committee of members of the Board appointed by the Board. The administration, interpretation or application of the Plan by the Board or its committee shall be final, conclusive and binding upon all participants. Members of the Board who are eligible Employees are permitted to participate in the Plan.

14.    Designation of Beneficiary.

(a)    If permitted by the Board (or a committee authorized by the Board), a participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such participant of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death prior to exercise of the option, if permitted by the Board (or a committee authorized by the Board).

(b)    Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such shares and/or cash to the executor, administrator or personal representative of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

15.    Transferability.    Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in paragraph 14 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with paragraph 10.

16.    Use of Funds.    All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

17.    Reports.    Individual accounts will be maintained for each participant in the Plan. Statements of account will be given to participating Employees semi-annually promptly following the Exercise Date, which statements will set forth the amounts of payroll deductions, the per share purchase price, the number of shares purchased and the remaining cash balance, if any.

18.    Adjustments Upon Changes in Capitalization.    Subject to any required action by the shareholders of the Company, the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the Plan but have not yet been placed under option (collectively, the “Reserves”), as well as the price per share of Common Stock covered by each option under the Plan which has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

In the event of the proposed dissolution or liquidation of the Company, the Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, any Offering Periods then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”) and any Offering Periods then in progress shall end on the New Exercise Date. The New Exercise Date shall be before the date of the Company’s proposed sale or merger. The Board shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in paragraph 10 hereof.

19.    Amendment or Termination.    The Board may, at any time and for any reason, terminate or amend the Plan. Except as provided in paragraph 18, no such termination can adversely affect options previously granted, provided that an Offering Period may be terminated by the Board on any Exercise Date if the Board determines that the termination of the Plan is in the best interests of the Company and its shareholders. In addition, to the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law or regulation), the Company shall obtain shareholder approval in such a manner and to such a degree as so required.

20.    Notices.    All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21.    Shareholder Approval.    Continuance of the Plan shall be subject to approval by the shareholders of the Company within twelve months before or after the date the Plan is adopted. Such shareholder approval shall be obtained in the manner and degree required under the applicable state and federal tax and securities laws.

22.    Conditions Upon Issuance of Shares.    Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

23.    Tax Withholding.    The Company or any Subsidiary, as appropriate, shall have the authority and the right to deduct or withhold, or require an Employee to remit to the Company or one of its Subsidiaries, an amount sufficient to satisfy U.S. federal, state, and local taxes and taxes imposed by jurisdictions outside of the United States (including income tax, social insurance contributions, payment on account and any other taxes that may be due) required by law to be withheld with respect to any taxable event concerning an Employee arising as a result of his or her participation in the Plan or to take such other action as may be necessary in the opinion of the Company or a Subsidiary, as appropriate, to satisfy withholding obligations for the payment of taxes. The Board (or a committee authorized by the Board) may in its discretion and in satisfaction of the foregoing requirement, allow a participant to elect to have the Company withhold shares otherwise issuable at exercise (or allow the return of shares) having a fair market value equal to the sums required to be withheld. No shares shall be delivered hereunder to any Employee until the Employee or such other person has made arrangements acceptable to the Company for the satisfaction of these tax obligations with respect to any taxable event concerning the Employee’s participation in the Plan.

24.    No Right to Employment or Services.    Nothing in the Plan or any subscription agreement shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Employee’s employment at any time, nor confer upon any Employee any right to continue in the employ of the Company or any Subsidiary.

25.    Code Section 409A.    The Code Section 423(b) Plan Component is exempt from the application of section 409A of the Code. The Non-423(b) Plan Component is intended to be exempt from section 409A of the Code under the short-term deferral exception and any ambiguities in the Plan shall be construed and interpreted in accordance with such intent. In furtherance of this interest, any provision in the Plan to the contrary notwithstanding, if the Board determines that an option to purchase Common Stock granted under the Plan may be subject to section 409A of the Code or that any provision in the Plan would cause an option under the Plan to be subject to section 409A of the Code, the Board may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Board determines is necessary or appropriate, in each case, without the participant’s consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with section 409A of the Code, but only to the extent any such amendments or action by the Board would not violate section 409A of the Code. Anything in the foregoing to the contrary notwithstanding, the Company shall have no liability to a participant or any other party if the option to purchase Common Stock under the Plan that is intended to be exempt from or compliant with section 409A of the Code is not so exempt or compliant or for any action taken by the Board or a committee appointed by the Board with respect thereto. The Company makes no representation that the option to purchase Common Stock under the Plan is compliant with section 409A of the Code.

26.    Term of Plan.    The Plan shall continue in effect until September 30, 2018 unless sooner terminated under paragraph 19.

27.    Governing Law; Severability.    The Plan and all determinations made and actions taken thereunder shall be governed by the internal substantive laws, and not the choice of law rules, of the State of California and construed accordingly, to the extent not superseded by applicable federal law. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part, the unlawfulness, invalidity or unenforceability shall not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect.

APPENDIX D

FORM OF PROXY

D-1

TRIMBLE NAVIGATION LIMITED 935 Stewart Drive Sunnyvale, CA 94085

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

For All Withhold All For All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1. Election of Directors Nominees

01 Steven W. Berglund 02 John B. Goodrich

03 William Hart 04 Merit E. Janow

05 Ulf J. Johansson 06 Ronald S. Nersesian

07 Bradford W. Parkinson 08 Mark S. Peek

09 Nickolas W. Vande Steeg

The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5. For Against Abstain

2 To approve an amendment to the Company’s Amended and Restated 2002 Stock Plan to increase the number of shares authorized for issuance from 20,000,000 to 28,900,000.

3 To approve an amendment to the Company’s Amended and Restated Employee Stock Purchase Plan to increase the number of shares authorized for issuance from 15,500,000 to 19,500,000.

4 To approve the compensation for our Named Executive Officers.

5 To ratify the appointment of Ernst & Young LLP as the independent auditor of the Company for the fiscal year ending December 28, 2012.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Yes No

Please indicate if you plan to attend this meeting

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

0000127875_1 R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, 10K/Annual Report is/are available at www.proxyvote.com.

TRIMBLE NAVIGATION LIMITED

Annual Meeting of Shareholders

May 1, 2012 5:30 PM

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Steven W. Berglund and Rajat Bahri, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of TRIMBLE NAVIGATION LIMITED that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 05:30 PM, Pacific Time on May 1, 2012, at 945 Stewart Drive, Sunnyvale, California, 94085 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side

0000127875_2 R1.0.0.11699